UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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WESCO INTERNATIONAL, INC.
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WESCO INTERNATIONAL

2021
Notice of Annual Meeting of Stockholders and Proxy Statement

Thursday, May 27, 2021
2:00 P.M., Eastern Time

WESCO INTERNATIONAL, INC. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219-1122

Notice of 2021 Annual Meeting of Stockholders

When:	Thursday, May 27, 2021 at 2:00 p.m., E.D.T.
Where:

This year’s Annual Meeting of Stockholders will be conducted exclusively as a virtual meeting via live audio webcast. You are invited to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/WCC2021, where you will be able to listen to the meeting live, submit questions and vote online.

To join the meeting, you will need the 12-digit control number received with your Notice Regarding the Availability of Proxy Materials (‘‘Notice’’). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 1:45 p.m., E.D.T., on Thursday, May 27, 2021.

Record Date:	April 1, 2021

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2021 Annual Meeting of Stockholders. It will be held via live audio webcast on May 27, 2021. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.	Elect nine Directors for a one-year term expiring in 2022.

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan.

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

5.	Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	refer to the phone number on your voting card	online at www.proxyvote.com	online during the open poll section of the meeting

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April 12, 2021. Stockholders of record at the close of business on April 1, 2021 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting online during the open poll section of the meeting, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

Table – Summary Compensation Table	45	Table – Nonqualified Deferred Compensation	51

Table – All Other Compensation	46	Table – Potential Payments Upon Termination: Engel	52

Table – Grants of Plan-Based Awards for 2020	47	Table – Potential Payments Upon Termination: Schulz	54

Table – Outstanding Equity Awards at Year-End	48	Table – Potential Payments Upon Termination: Lazzaris	54

Table – Equity Awards Vesting Schedule	50	Table – Potential Payments Upon Termination: Squires	54

Table – Option Exercises and Stock Vested	51	Table – Potential Payments Upon Termination: Dosch	54

PAY RATIO	56

DIRECTOR COMPENSATION	57

Table – Director Compensation for 2020	58	Table – Director Outstanding Equity Awards at Year-End	58

INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2021

The 2021 Proxy Statement and 2020 Annual Report of WESCO International, Inc. (“WESCO” or the “Company”) are available to review at: www.proxydocs.com/wcc. A copy of our Form 10-K is available upon request, without charge. Any request should be directed to our Corporate Secretary at the Company’s headquarters office at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219-1122.

We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 12, 2021, we will begin mailing proxy materials. A Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.	Why is the Annual Meeting online only? How do I attend the Annual Meeting?

Our Annual Meeting will be exclusively conducted via live audio webcast, a format designed to improve stockholder access, save WESCO and its stockholders time and money and, during the current global pandemic, ensure the safety of our participants. In addition to online attendance, our meeting format provides stockholders with the opportunity to hear all portions of the official meeting, submit written questions during the meeting, and vote online during the open poll section of the meeting.

You may attend the meeting webcast by visiting www.virtualshareholdermeeting.com/WCC2021. You will need the 12-digit control number received with your Notice Regarding the Availability of Proxy Materials. Please allow ample time for online check-in, which will begin at 1:45 p.m., E.D.T., on May 27, 2021. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information.

2.	How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the Annual Meeting, we will answer questions submitted during the Annual Meeting and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. Stockholder questions may be submitted in the field provided in the web portal at or before the time that matters are brought before the Annual Meeting for consideration.

3.	What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Shareholder Meeting log in page.

4.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO Common Stock at the close of business on April 1, 2021, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf or attend the Annual Meeting and vote your shares online during the open poll section of the meeting. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

5.	What matters are scheduled to be presented?

Proposal 1—Elect nine Director nominees for a one-year term expiring at the 2022 Annual Meeting of Stockholders.

Proposal 2—Approve, on an advisory basis, the compensation of the Company’s named executive officers.

Proposal 3—Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan.

Proposal 4—Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

WESCO International, Inc. - 2021 Proxy Statement	| 1

QUESTIONS AND ANSWERS

6.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•

following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or

•	attending the virtual Annual Meeting and voting your shares online during the open poll section of the meeting at www.virtualshareholdermeeting.com/WCC2021.

The deadline for voting by Internet or telephone is 11:59 p.m., E.D.T., on Wednesday, May 26, 2021.

7.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, “FOR” the approval of the WESCO International, Inc. 2021 Omnibus Incentive Plan, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2021.

8.	How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the virtual Annual Meeting and voting online during the open poll section of the meeting.

9.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

10.	May I attend and vote my shares during the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares online during the Annual Meeting.

Shares registered directly in your name with our transfer agent, Computershare, may be voted online during the Annual Meeting.

11.	Who will count the votes?

Representatives of Broadridge will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

12.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

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PROXY SOLICITATION AND VOTING INFORMATION

PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of April 1, 2021 may vote at our Annual Meeting. On the record date, 50,180,007 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available for inspection by any stockholder of record for any legally valid purpose during ordinary business hours for 10 days prior to the Annual Meeting at the Company’s principal executive offices. In addition, the stockholder list will be available to any stockholder for examination online during the Annual Meeting.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. We have engaged Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist us in the solicitation of proxies, and we expect to pay Innisfree M&A Incorporated approximately $20,000 for these services, plus reimbursement of their expenses. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, whether online or by valid proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum.

A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of receiving voting instructions from the beneficial owner of the shares, nominee holders may only vote on proposals that are considered routine matters. The only matter being proposed for stockholder vote at the 2021 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. Accordingly, without voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting on the election of Directors, or on the proposals to approve, on an advisory basis, the compensation of the Company’s named executive officers and to approve the WESCO International, Inc. 2021 Omnibus Incentive Plan. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting and are not counted as shares voting with respect to any other matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast. The Board has adopted a Director resignation policy in the event a Director receives less than 50% of the votes for his or her re-election in an uncontested election. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. The approval of the WESCO International, Inc. 2021 Omnibus Incentive Plan, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021, and the approval, on an advisory basis, of our executive compensation will require affirmative votes by a majority of the shares present, in person or by proxy, and entitled to vote and voting on the proposal at the Annual Meeting. Abstentions will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting.

WESCO International, Inc. - 2021 Proxy Statement	| 3

2020 Highlights

2020 was an extraordinary year of transformation for WESCO. In January 2020, we signed a definitive agreement to acquire Anixter International Inc. (“Anixter”), a publicly-traded company of approximately the same size as WESCO. In the midst of an extremely challenging COVID-19 environment, we successfully completed the transaction in late June 2020. We worked to integrate the two companies during the balance of 2020 for the benefit of our stockholders, customers, suppliers, employees and the communities in which we operate.

This transformational combination doubled the Company’s size in terms of revenue and number of employees:

June 2020 – Transformational Combination with Anixter

Value Creation through industry consolidation

•	Acquisition of like-sized competitor created industry leader

•	Substantial revenue and cost synergies drive margin expansion

•	Global footprint and customer base, a differentiator enabling above-market growth

•	Diverse end markets and geographies provide stability through the cycle

Secular trends and digitization drive incremental growth

•	Electrification, data networking and remote connectivity accelerate demand

•	Leveraging business insights through data science enhances business value

Strong free cash flow provides optionality

•	Consistent free cash flow through the cycle provides optionality

•	Prioritizing debt reduction post-acquisition

As a result of the combination of WESCO and Anixter, the Company now employs nearly 18,000 people, maintains relationships with approximately 30,000 suppliers, and serves more than 125,000 customers worldwide. With nearly 1,500,000 products, end-to-end supply chain services, and extensive digital capabilities, WESCO provides innovative solutions to meet current customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO’s innovative value-added solutions include supply chain management, logistics and transportation, procurement, warehousing and inventory management, as well as kitting and labeling, limited assembly of products and installation enhancement. WESCO has approximately 800 branches, warehouses and sales offices with operations in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The strategic rationale for combining the companies was compelling and is expected to drive value creation primarily through:

•	Scale benefit with enhanced geographic footprint

•	Broader and more diversified product and services portfolio, and more diverse end-market customers

•	Delivery of substantial cost synergies and incremental revenue from cross-selling products

•	Opportunities to drive efficiencies and invest in digital solutions to better partner with our suppliers and customers.

4 |	WESCO International, Inc. - 2021 Proxy Statement

2020 Highlights

As part of the integration, the Company was organized around three strategic business units:

This remarkable combination represents a tremendous value creation opportunity, bringing together two outstanding businesses, and marks the start of a new era for WESCO.

At WESCO, we believe that we can do great things when we come together with a shared mission, vision, and values that bring out the best in us individually and collectively.

WESCO International, Inc. - 2021 Proxy Statement	| 5

Election of Directors

ITEM 1 — PROPOSAL TO VOTE FOR ELECTION OF DIRECTORS

The following Director Nominees have been nominated for election to our Board (with a term expiring at the 2022 Annual Meeting of Stockholders): John J. Engel, Matthew J. Espe, Bobby J. Griffin, John K. Morgan, Steven A. Raymund, James L. Singleton, Easwaran Sundaram, Laura K. Thompson, and Lynn M. Utter.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

The Board is composed of nine directors as of the filing date of this Proxy Statement. The current Director Nominees are to be elected at the Annual Meeting for a one-year term expiring in 2022, subject to earlier retirement, resignation or removal.

The following is the complete list of individuals who comprise our Board of Directors and Board Committees.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance

John J. Engel	59	2008

Matthew J. Espe	62	2016

Bobby J. Griffin	72	2014

John K. Morgan	66	2008

Steven A. Raymund	65	2006

James L. Singleton(1)	65	1998

Easwaran Sundaram	50	2018

Laura K. Thompson	56	2019

Lynn M. Utter	58	2006

(1)	Lead Director

Chair

Member

6 |	WESCO International, Inc. - 2021 Proxy Statement

Election of Directors

DIRECTORS

The following information is provided regarding our Directors as of April 1, 2021.

DIRECTOR COMPOSITION

DIRECTOR SKILLS, EXPERIENCE, AND BACKGROUND

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described herein, has evaluated these skills and qualifications to align with the Company’s strategic vision, business and operations. The following is a description of some of these skills, experience and backgrounds, along with the percentage of our Directors that bring such skills and qualifications to the Board.

WESCO International, Inc. - 2021 Proxy Statement	| 7

Election of Directors

Board composition is assessed to achieve the appropriate mix of skills and experiences so that the Board, taken as a whole, is well-situated to fulfill the needs of the Company and its stockholders. Also, it is considered particularly beneficial that 100% of Board members have strategic leadership, senior management leadership, and operational expertise, as well as international experience and public company board service.

NOMINEE DIRECTORS TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2022

JOHN J. ENGEL

John J. Engel has served as Chairman of the Board of Directors since 2011 and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel also serves as a director of United States Steel Corporation, is a member of the Business Roundtable and the Business Council and is a member of the Board of Directors of the National Association of Manufacturers.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer and has extensive experience as a senior executive and operating leader in various global industries and a diverse range of businesses. He is experienced in strategic planning, risk oversight and managing complex operational and financial matters.

MATTHEW J. ESPE

Matthew J. Espe is an Operating Partner at Advent International, a private equity investment firm, a position he has held since November 2017, and he currently serves as chairman for two privately-held portfolio companies. From February 2017 to November 2017, he served as the Chief Executive Officer of Radial, Inc., a multinational e-commerce company. Previously, Mr. Espe served as Chief Executive Officer and President of Armstrong World Industries, Inc., a global producer of flooring products and ceiling systems, a position he held from 2010 to March 2016. Previously, Mr. Espe served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company, and he was with GE for more than 20 years, most recently as President and Chief Executive Officer of GE Lighting. Mr. Espe is also a member of the Board of Directors at Realogy Holdings Corp. and Foundation Building Materials, Inc.

Qualifications: Among Mr. Espe’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Espe has considerable experience as a Chief Executive Officer of a Fortune 500 company, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

BOBBY J. GRIFFIN

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from 2005 to 2007, at which time he retired. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of Atlas Air Worldwide Holdings, Inc., Hanesbrands Inc. and United Rentals, Inc.

Qualifications: Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, has extensive international business experience, and experience as a public company board member.

8 |	WESCO International, Inc. - 2021 Proxy Statement

Election of Directors

JOHN K. MORGAN

John K. Morgan served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, from 2007 until his retirement in June 2015. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spinoff from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. He previously served as a director of LSI Industries Inc.

Qualifications: Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan has experience as a Chief Executive Officer with broad expertise in senior executive and operating leadership roles, including extensive experience in and knowledge of the industry in which the Company operates.

STEVEN A. RAYMUND

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer, and from 1991 to June 2017, he served as its Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center; the Board of Trustees of All Children’s Hospital, Inc.; and the Board of Trustees of the University of Oregon Foundation.

Qualifications: Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer of a Fortune 500 company in a global distribution business, has supply chain expertise, has broad experience as a public company board member in various industries, and is an audit committee financial expert.

JAMES L. SINGLETON

James L. Singleton is Chairman and Chief Executive Officer of Cürex Group Holdings, LLC, an institutional foreign exchange execution services and data analytics provider, and has held that position since May 2014. From 2010 to May 2014, he served as the Vice Chairman of Cürex Group Holdings, LLC. From 1994 to 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc.

Qualifications: Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton is a Chief Executive Officer and has extensive expertise in the capital markets, mergers and acquisitions, and knowledge of the Company, its industry, business and history.

EASWARAN SUNDARAM

Easwaran Sundaram serves as an Operating Executive at Tailwind Capital, a mid-market private equity firm focused on industrial and technology portfolios. He served as the Executive Vice President and Chief Digital & Technology Officer of JetBlue Airways Corporation from 2012 until his retirement in February 2021 and was a founding member and oversight officer of JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain and Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical – McKesson Corporation. Mr. Sundaram serves as a director of SolarWinds Corporation and a director of SITA, a private global information technology company providing services to the air transport industry.

Qualifications: Among Mr. Sundaram’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors are his leadership experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications, cybersecurity and global supply chain management.

WESCO International, Inc. - 2021 Proxy Statement	| 9

Election of Directors

LAURA K. THOMPSON

Laura K. Thompson served as Executive Vice President of The Goodyear Tire & Rubber Company until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She has over 35 years of international business and finance experience, including as Vice President of Business Development and Vice President of Finance and Director of Investor Relations. Ms. Thompson is also a Director of Parker Hannifin Corporation and Titan International, Inc.

Qualifications: Among Ms. Thompson’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors are her financial expertise and her global executive leadership experience in finance, operations and business development at a Fortune 200 company. In addition, Ms. Thompson is an audit committee financial expert.

LYNN M. UTTER

Lynn M. Utter served as an Operating Partner of Atlas Holdings LLC, a private investment firm, until her retirement in June 2020, and from July 2018 to May 2020, she was the firm’s Chief Talent Officer. From April 2016 to June 2018, she served as Chief Executive Officer of First Source LLC, a packager and distributor of national branded, unbranded and private label confectionery products, nuts, snacks, specialty foods and natural products sold to retailers throughout the United States. She previously served as the President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, from 2012 to April 2015. She served as President and Chief Operating Officer of Knoll North America from 2008 to 2012. From 1997 to 2008, she served as Chief Strategy Officer and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1986 to 1996, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves as a director of Lincoln Financial Group, Vista Outdoor Inc. and NextEra Energy, Inc., and as a director of private equity backed Merchant Metals.

Qualifications: Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter has executive leadership experience in key operating roles, has extensive experience as a senior executive in multiple industries and disciplines, including sales, manufacturing and distribution; has extensive experience in strategic planning as a Chief Strategy Officer and strategy consultant; and has been awarded recognition in the business community as a woman whose outstanding achievements serve as a model of excellence.

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Executive Officers

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 1, 2021, are set forth below.

Name	Age	Position

John J. Engel	59	Chairman, President and Chief Executive Officer

James F. Cameron	55	Executive Vice President and General Manager, Utility and Broadband Solutions (UBS)

Theodore A. Dosch	61	Executive Vice President, Strategy and Chief Transformation Officer

William C. Geary, II	50	Executive Vice President and General Manager, Communications & Security Solutions (CSS)

Akash Khurana	47	Executive Vice President and Chief Information and Digital Officer

Diane E. Lazzaris	54	Executive Vice President, General Counsel and Corporate Secretary

Hemant Porwal	47	Executive Vice President Supply Chain and Operations

David S. Schulz	55	Executive Vice President and Chief Financial Officer

Nelson J. Squires III	59	Executive Vice President and General Manager, Electrical and Electronics Solutions (EES)

Christine A. Wolf	60	Executive Vice President and Chief Human Resources Officer

John J. Engel has served as Chairman of the Board of Directors since May 2011 and as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc., Executive Vice President and Senior Vice President of Perkin Elmer, Inc., Vice President and General Manager of Allied Signal, Inc., and also held various engineering, manufacturing and general management positions at General Electric Company.

James F. Cameron has served as our Executive Vice President and General Manager of the Utility and Broadband Solutions (UBS) strategic business unit since June 2020. From January 2014 to June 2020 he was Vice President and General Manager of the Utility and Broadband Group, and from 2011 to 2013 he was Regional Vice President of our Utility business. Prior to joining WESCO in 2011, Mr. Cameron served as Senior Vice President of the Utility Group, and Vice President of Marketing & Operations with Irby, a Sonepar Company. Earlier in his career, Mr. Cameron held various positions with Hubbell Power Systems, Thomas & Betts and ABB Power T&D Company.

Theodore A. Dosch has served as our Executive Vice President, Strategy and Chief Transformation Officer since June 2020. Prior to the Anixter acquisition in 2020, Mr. Dosch served as the Executive Vice President—Finance and Chief Financial Officer of Anixter International Inc. from July 2011 to June 2020 after serving as its Senior Vice President—Global Finance from January 2009 to July 2011. Previously, Mr. Dosch served as CFO—North America and Vice President—Maytag Integration at Whirlpool Corporation from 2006 to 2008; and held a variety of financial related roles at Whirlpool since 1986.

William C. Geary, II has served as our Executive Vice President and General Manager of the Communications & Security Solutions (CSS) strategic business unit since June 2020. Prior to the Anixter acquisition in 2020, Mr. Geary served as Executive Vice President—Network & Security Solutions of Anixter International Inc. from July 2017 to June 2020 and Senior Vice President—Global Markets—Network & Security Solutions from January 2017 to June 2017. Previously, Mr. Geary held a variety of senior management roles at Accu-Tech Corporation, a wholly-owned subsidiary of Anixter.

Akash Khurana has served as our Executive Vice President and Chief Information and Digital Officer since joining the Company in November 2020. Before joining WESCO, Mr. Khurana served as Chief Information Officer and Chief Data Officer of Global information at of McDermott International, Ltd. from March 2015 to November 2020. Previously, he served as Senior Director of Global Product Lines and Regional P&Ls at Baker Hughes and held a variety of leadership roles at GE Healthcare and Power & Water Divisions.

Diane E. Lazzaris has served as our Executive Vice President and General Counsel since June 2020 and also as Corporate Secretary since February 2021. From 2014 to June 2020 she served as Senior Vice President and General Counsel, and from 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., including Group Counsel to a group of global businesses.

Hemant Porwal has served as our Executive Vice President Supply Chain and Operations division since June 2020, and from January 2015 to June 2020 as Vice President of Global Supply Chain and Operations. Before joining WESCO, Mr. Porwal served as Vice President at Sears Holding Corporation, leading their global procurement function since 2011, and at PepsiCo where he held roles with increasing responsibility in Operations, Supply Chain, Procurement and Finance.

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Executive Officers

David S. Schulz has served as our Executive Vice President and Chief Financial Officer since June 2020, and from October 2016 to June 2020, he served as Senior Vice President and Chief Financial Officer. Prior to joining WESCO, Mr. Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. from April 2016 to October 2016 and from November 2013 to March 2016, he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and as Vice President, Finance of the Armstrong Building Products division from 2011 to November 2013. Prior to joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps.

Nelson J. Squires III has served as our Executive Vice President and General Manager of the Electrical and Electronics Solutions (EES) strategic business unit since June 2020, and from October 2019 to June 2020 he served as our Senior Executive Vice President and Chief Operating Officer. From January 2018 to September 2019 he served as Group Vice President and General Manager of WESCO Canada/International/WIS and as Group Vice President and General Manager of WESCO Canada from August 2015 to January 2018. From 2010 to July 2015, he was Vice President and General Manager, North America Merchant Gases and President, Air Products Canada of Air Products and Chemicals, Inc. He has also served in regional and general management positions, as director of investor relations, and in various sales positions at Air Products. Earlier in his career, he was a captain in the United States Army.

Christine A. Wolf has served as our Executive Vice President and Chief Human Resources Officer since June 2020, and from June 2018 to June 2020 as Senior Vice President and Chief Human Resources Officer. Before joining WESCO from 2011 to June 2018, Ms. Wolf served as the Chief Human Resources Officer of Orbital ATK, Inc. until its acquisition by Northrop Grumman. From 2008 to 2011, she served as the Chief Human Resources Officer of Fannie Mae and from 2004 to 2008 she served as Chief Human Resources Officer of E*Trade Financial Corporation. Prior to that, she held various positions in human resources with companies in a variety of industries.

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Corporate Governance

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct and a Global Anti-Corruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Principles for Senior Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Global Anti-Corruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at http://wesco.investorroom.com/corporategovernance.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the enhanced independence requirements for audit and compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2021, the independence of each Director was reviewed, applying applicable independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm. Based on this review, our Board affirmatively determined that the following Directors are independent: Mr. Espe, Mr. Griffin, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Sundaram, Ms. Thompson and Ms. Utter.

Director Qualifications and Diversity

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board are identified on pages 7 to 10.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, relevant experience, and ability and willingness to commit sufficient time to Board activities. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Nominating and Governance Committee considers candidates diverse in gender, ethnic background, geographic origin, age and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of background, experience and thought. The Board values inclusion and diversity, and as of April 1, 2021, 44% of our Directors were diverse in terms of gender or ethnicity. Diversity is also an emphasis in our Board recruiting efforts.

The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, operational and strategy expertise, financial expertise, capital markets expertise, sales or marketing expertise, supply chain or industry experience, mergers and acquisitions experience, international experience, and technology and

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cybersecurity experience, among others. These processes are designed to ensure a high-functioning and well-composed Board of independent and capable directors with relevant experience.

The Nominating and Governance Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a good overall Board composition. The Nominating and Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board Refreshment, Tenure and Diversity

The Board is committed to ongoing Board refreshment. The Board considers a balanced Board in terms of overall average Director tenure, comprising newer Directors as well as those who have longer experience with the Company, to benefit the Company and its stockholders by providing fresh perspectives, experience and stability. During the past five years, the Board has recruited three new Directors as part of its refreshment process. Currently, 37.5% of our independent Directors have a tenure of five years or less. In order to develop a balanced Board, we have a robust Director recruitment process that includes utilizing the assistance of a nationally recognized recruiting firm to identify and recruit potential candidates for our Board of Directors based on attributes outlined on a skills matrix that was developed by the Nominating and Governance Committee. For each recruiting engagement, the Nominating and Governance Committee, working with the independent recruiting firm and including input from the Board, develops specifications for each director position, which are used to identify and recruit director candidates. We emphasize diversity as part of our recruiting efforts and require diverse slates of candidates for each position. The Board has four of its nine members (44%) who are diverse in terms of gender, race or ethnicity, and the Board has a goal to be 50% or more diverse. We believe that our use of an independent recruiting firm expands the pool of candidates and further improves our diversity efforts.

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Corporate Governance

Board, Committee and Director Evaluations

The Board has established a robust self-evaluation process for the Board, its Committees and individual Directors. Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. As part of that process, we also conduct individual Director evaluations at least every other year, including peer assessments. As described below, the Board engages an independent corporate governance professional to conduct interviews with each Director as part of this process.

2020 Board, Committee and Director Evaluations – A Multi-Step Process

Under the leadership of our Lead Director, Mr. Singleton, the Nominating and Governance Committee oversees our annual evaluation process focused on three components: (1) the Board, (2) Board Committees and (3) individual Directors. For the past three years, as part of its continuous improvement efforts, the Board enhanced its evaluation process by engaging an independent third party who is experienced in corporate governance matters. He interviewed each Director to obtain his or her assessment of the effectiveness of the Board and its Committees, including identifying any opportunities the Board can focus on to enhance effectiveness. In addition, the Board conducted a peer review process in 2020 in which the third party sought input regarding the performance of each individual Director, which the Lead Director provided to each Director in an individual session.

Topics considered during the 2020 Board and Committee Evaluation Process included:

Director Performance

•	Individual Director performance
•	Lead Director (in the role)
•	Each Committee Chair (in that role)

Board and Committee Operations

•	Board and Committee membership, including Director skills, background, expertise and diversity
•	Committee structure, including whether the Committee structure enhances Board and Committee performance
•	Access to management
•	Conduct of meetings, including time allocated for, and encouragement of, candid dialogue

Board Performance

•	Key areas of focus for the Board
•	Capital allocation
•	Strategy oversight
•	Consideration of stockholder value
•	Consideration of reputation

Committee Performance

•	Performance of Committee duties under Committee charters
•	Consideration of reputation
•	Effectiveness of outside advisors
•	Identification of relevant and timely topics for attention and discussion

Director Continuing Education

As part of our efforts designed to ensure a continuing high-performance Board, Directors participate in continuing education on current topics and developments. We bring outside experts into the Board room to review current topics and developments in their areas of expertise, and Directors regularly attend outside education sessions on relevant topics. Education topics include corporate governance, compensation, financial matters, economic developments, emerging technology and trends, risk management, cybersecurity, diversity and inclusion, ESG matters and others.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

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Corporate Governance

Executive Sessions and Lead Director Responsibility

During 2020, the non-management members of our Board met in executive session at each regularly scheduled Board of Directors’ meeting. Our Directors generally hold executive sessions at both the beginning and end of each Board meeting. As Lead Director, Mr. Singleton presided over these executive sessions. In addition, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

Board Leadership Structure

Since 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that the structure is best for the Company at this time because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Mr. Singleton serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and comprised solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Leads the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of the Nominating and Governance Committee and the Chairman regarding recommended appointments of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at http://wesco.investorroom.com/contact-our-board.

Our Vice President of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

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Corporate Governance

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Vice President of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our 2020 Annual Meeting of Stockholders.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•

A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public or private company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•

Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes cast for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

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Corporate Governance

Stockholder Engagement

We seek to engage with current and prospective investors throughout the year in order to review our financial performance, business model and strategic initiatives, so that management and the Board can better understand stockholder perspectives. We also utilize these discussions to assess emerging issues that may help shape our practices and enhance our corporate disclosures, including in the areas of environmental, social and governance (ESG) issues, executive compensation and capital deployment strategies. We strive for a collaborative approach with our stockholders and value the variety of perspectives that we hear in our discussions with them.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis.

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Corporate Governance

Our board has tasked designated standing committees with oversight of certain categories of risk management. The risk oversight focus areas of the committees are:

The Audit Committee (comprised 100% of independent members) of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures, and the Audit Committee is also responsible for oversight of cybersecurity risk. The Compensation Committee (comprised 100% of independent members) of the Board reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking. The Nominating and Governance Committee, which is comprised of 100% independent directors, is responsible for oversight of significant environmental, social and governance (“ESG”) matters that are relevant to the Company.

To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. As part of its oversight of cybersecurity risk, the Audit Committee meets at least quarterly with the Company’s Chief Information Security Officer, the Chief Information and Digital Officer, and other senior leaders to receive updates on cybersecurity risks and threats, the status of initiatives to strengthen the Company’s information security systems and management’s assessments of the Company’s security program. The Board and its committees request and receive regular reports from management on cybersecurity topics. The Company has developed and conducts mandatory information security training programs for all employees and maintains cyber liability insurance policies.

Environmental, Social and Governance Matters

The Board is committed to supporting the Company’s efforts to conduct its business in a principled, transparent, and accountable manner. The Board believes that its effective oversight of ESG matters is central to its risk oversight function. The Nominating and Governance Committee is responsible for oversight of significant ESG matters. In 2020, the Company continued to focus on enhancing its ESG program across the combined company.

Commitment to Environmental Sustainability. WESCO has published a comprehensive Global Reporting Initiative Sustainability Report every other year, and Anixter had published annual reports based on the United Nations Global Compact. As part of the integration with Anixter, WESCO is in the process of harmonizing the companies’ approach to ESG reporting. WESCO’s most recent report may be accessed on our website, www.wesco.com/Responsibility, under Sustainability, and Anixter’s may be accessed at www.anixter.com/ResponsibilityReport. The approach that each company has taken has many similarities, with emphasis on matters relating to human rights, labor, health, safety, security and sustainability, among others. We expect to publish our first

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Corporate Governance

consolidated sustainability report in 2021, based on the GRI framework, with cross-references to relevant Sustainability Accounting Standards Board (SASB) principles.

We are committed to maintaining an ethical, safe, and environmentally sustainable culture. We promote energy efficiency and waste reduction for ourselves and our customers. Our businesses are focused on making our customers operations more efficient and environmentally friendly. We help our customers make progress in lighting efficiency, energy management, renewable energy and green procurement. We support utilities as they meet their renewable portfolio standards initiative (solar and wind generation projects); our lighting renovation and retrofit businesses are focused on introducing energy efficiency in offices, schools, high rise buildings and manufacturing plants and our automation solutions reduce waste for industrial customers. We also set targets to reduce our energy footprint and resource consumption.

We continue to invest in new and emerging technologies and expand our capabilities in order to meet growing demands in these areas:

•	Energy efficiency: We provide some of the most efficient products on the market, including LED lighting and energy-efficient power systems.

•	Energy management: We offer a suite of smart building solutions that help manage a facility’s environmental impact, including advanced building automation equipment and HVAC controls.

•	Renewable energy: We provide turnkey renewable energy solutions ranging from large-scale photovoltaic projects to customized solar, wind, and energy solutions.

•	Sustainable MRO: We help businesses meet green procurement goals by offering a broad range of sustainable tools, safety equipment, and miscellaneous consumables.

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Corporate Governance

We are also committed to improving sustainability within our own operations. For a number of years, we have reduced our environmental footprint through programs that help us improve energy conservation, waste reduction, and fleet efficiency.

Our commitment to sustainability includes supporting the 10 principles of the United Nations Global Compact, which we joined in 2017.

Commitment to Inclusion and Diversity. We strongly believe that our people and our high-performance culture are our greatest assets. The merger of WESCO and Anixter nearly doubled our pro forma revenue, and significantly increased our employee headcount and global footprint, including the number of countries in which we operate. We are committed to continuously improving and leveraging our diverse and talented workforce in pursuing the Company’s vision to be the best tech-enabled supply chain solutions provider in the world. We take great pride in our diverse and talented workforce and are committed to becoming the employer of choice for diverse talent in our industry. Our Compensation Committee and Board are updated routinely by management on our diversity and inclusion programs and engage in regular discussions on matters such as workplace culture, talent development, inclusion and diversity, and workforce risk.

We recruit, hire, train and promote people in all positions and work to ensure that all personnel actions are administered without regard to an employee’s race, color, religion, ethnicity, gender or sexual orientation. We continually seek to recruit diverse candidates and increase our representation of women and ethnic minorities, particularly in middle and senior management roles.

The goals of WESCO’s Inclusion and Diversity program are to:

•	leverage the unique experiences and perspectives of our talented workforce to support WESCO’s mission,

•	further engage employees and build an inclusive culture,

•	recruit and develop talent that bring new perspectives and thought processes to WESCO,

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Corporate Governance

•	increase representation of suppliers that are owned and operated by teams with diverse backgrounds, and

•	support the communities in which we operate.

WESCO has established an Inclusion & Diversity Council comprised of members of our senior management to lead the formation of four Business Resource Groups (“BRGs”) that will support four identity groups – women, BIPOC (Black, Indigenous, and People of Color), LGBTQ+, and veterans of the armed forces. These BRGs foster a sense of community and inclusion, provide opportunities to network, support advancement opportunities within the organization, and assist with recruiting. The BRGs are global and open to all employees regardless of any aspect of their personal identity.

In early 2021, we were honored to be recognized by Forbes as one of the World’s Best Employers and one of America’s Best Employers for Women. In the 2020 ranking, WESCO was #312 out of 700 companies recognized as the World’s Best Employers and #42 out of 300 companies recognized as America’s Best Employers for Women. Forbes and Statista surveyed 75,000 Americans, including 45,000 women, working for businesses that employ more than 1,000 workers.

Commitment to Human Rights. At WESCO, the way in which we conduct business is as important as the products and services that we provide. Our Human Rights policy includes protections relating to:

•	Inclusion, Diversity and Non-Discrimination

•	Harassment Prohibition

•	Child or Forced Labor Prohibition

•	Working Hours, Wages, and Benefits

•	Safety and Workplace Conditions

Commitment to Safety. Safety is a core value of WESCO and we do not tolerate violations of established safety protocol. We are committed to reducing or eliminating health and safety risks through dedicated programs, leadership commitment, and employee involvement. We seek to achieve continuous improvement in the safety of our facilities and industry-leading injury rates. In response to the COVID-19 pandemic, we implemented significant operating changes to ensure a safe operating environment for our employees, and to protect the communities in which we operate. As an essential business, substantially all of our distribution facilities remained open and we implemented additional safety measures for employees doing critical on-site work and required all other employees to work remotely.

Prohibition on Hedging and Pledging

The Company’s Insider Trading Policy prohibits Section 16 Directors and Officers from engaging in any hedging transactions that involve WESCO securities. WESCO believes that this ensures a strong alignment of the interests of Directors and Officers with our stockholders. The policy also prohibits all Officers, Directors, Designated Insiders and employees from selling short (including short sales “against the box”) or from trading, writing, or purchasing “put” or “call” options on WESCO securities, including options and SARs. Section 16 Directors and Officers also are prohibited from holding securities of WESCO in a margin account and from using shares as collateral and pledging them as security for a loan. Designated Insiders and employee stockholders are not prohibited from using WESCO securities as collateral to secure a bona fide loan.

Stockholder Proposals for 2022 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2022 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 13, 2021. For any other business to be properly brought before the 2022 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s Amended and Restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2021 Annual Meeting, or between January 27, 2022 and February 28, 2022. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2022 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

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Board and Committee Meetings

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at http://wesco.investorroom.com/guidelines-charters-and-policies.

The full Board held twelve meetings in 2020. The Board met more frequently in 2020 due to the merger with Anixter International Inc. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2020 and the total number of meetings held by all Committees of the Board on which he or she served.

Executive Committee

During 2020, the Executive Committee consisted of Messrs. Engel, Griffin, Morgan, Raymund and Singleton, with Mr. Singleton serving as Chairman of the Executive Committee. With the exception of Mr. Engel, all Executive Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Executive Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. The Executive Committee did not meet in 2020.

Nominating and Governance Committee

All of the members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. During 2020, the Nominating and Governance Committee consisted of Messrs. Griffin, Espe, and Singleton and Ms. Utter, with Mr. Griffin serving as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. The Nominating and Governance Committee is responsible for oversight of significant ESG matters. Our Nominating and Governance Committee held four meetings in 2020.

Audit Committee

All of the members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. During 2020, the Audit Committee consisted of Messrs. Raymund and Sundaram and Messes. Thompson and Utter, with Mr. Raymund serving as Chair of the Audit Committee. Our Board has determined that Mr. Raymund and Messes. Thompson and Utter are Audit Committee Financial Experts, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; (f) providing oversight for cybersecurity risks; and (g) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held eight meetings in 2020.

Compensation Committee

All of the members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE (including the enhanced independence requirements for Compensation Committee members). During 2020, the Compensation Committee consisted of Messrs. Morgan, Espe, Griffin and Singleton, with Mr. Morgan serving as Chairman. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held seven meetings in 2020.

WESCO International, Inc. - 2021 Proxy Statement	| 23

Security Ownership

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Company’s common stock beneficially owned as of April 1, 2021 by each Director or nominee for Director of the Company, the named executive officers in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 1, 2021, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Name	Shares Beneficially Owned		Percent Owned Beneficially(1)

John J. Engel	849,068	(2)	2%

Matthew J. Espe	15,711	(3)	*

Bobby J. Griffin	23,419	(3)	*

John K. Morgan	38,304	(3)	*

Steven A. Raymund(4)	57,352	(3)	*

James L. Singleton(5)	44,277	(3)	*

Easwaran Sundaram	12,616	(3)	*

Laura K. Thompson	5,606		*

Lynn M. Utter	38,810	(3)	*

Diane E. Lazzaris	111,494	(2)	*

David S. Schulz	107,416	(2)	*

Nelson J. Squires, III(6)	64,106	(2)	*

Theodore A. Dosch	45,306		*

All 18 Directors and executive officers as a group	1,504,346	(2)	3%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	Based on the number of shares outstanding on the record date.

(2)

Includes the following shares of Common Stock not currently owned, but subject to SARs which were outstanding on April 1, 2021 and may be exercised or settled within 60 days thereafter: Mr. Engel, 667,746; Ms. Lazzaris, 92,236; Mr. Schulz, 73,173; Mr. Squires, 47,644; and all Directors and executive officers as a group, 1,149,521.

(3)

Includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, and restricted stock units subject to an election to defer even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Mr. Espe, 9,317; Mr. Griffin, 19,287; Mr. Morgan, 16,122; Mr. Raymund, 18,354; Mr. Singleton, 14,866; Mr. Sundaram, 4,220; and Ms. Utter, 28,714.

(4)	Includes 17,009 shares of Common Stock beneficially owned indirectly through a trust which is controlled by Mr. Raymund.

(5)	Includes 5,000 shares of Common Stock held by an irrevocable trust. Mr. Singleton disclaims beneficial ownership and does not have voting or dispositive power over such shares.

(6)	Includes 2,445 shares of Common Stock beneficially owned indirectly by Mr. Squires and his spouse.

DELINQUENT SECTION 16(A) REPORTS

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2020, all such filings were made within the required time periods, based on the Company’s review of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations received from such persons.

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Security Ownership

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 1, 2021, by each person or group known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock.

Name	Shares Beneficially Owned		Percent Owned Beneficially

Leonard Green & Partners, L.P. 11111 Santa Monica Blvd. Ste 2000 Los Angeles, CA 90025	5,700,000	(1)	11.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,312,774	(2)	8.6%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,549,045	(3)	7.1%

Dimensional Fund Advisors, L.P. Building One 6300 BeeCave Road Austin, TX 78746	3,003,507	(4)	6.0%

(1)

This information is based solely upon a Schedule 13G/A filed by Leonard Green & Partners, L.P. (“Leonard Green”) with the Securities and Exchange Commission on July 14, 2020. Leonard Green is the beneficial owner of 5,700,000 shares and has shared voting power over 5,700,000 shares and shared dispositive power over 5,700,000 shares.

(2)

This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 8, 2021 Vanguard is the beneficial owner of 4,312,774 shares and has shared voting power over 48,889 shares, sole dispositive power over 4,222,629 shares and shared dispositive power over 90,145 shares.

(3)

This information is based solely upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on February 1, 2021. BlackRock is the beneficial owner of 3,549,045 shares and has sole power to vote 3,442,624 shares, and sole dispositive power over 3,549,045 shares.

(4)

This information is based solely upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 16, 2021. Dimensional is the beneficial owner of 3,003,507 shares and has sole power to vote 2,942,639 shares, and sole dispositive power over 3,003,507 shares.

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Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Nominating and Governance Committee and Board review relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement and there were no disclosed transactions for 2020.

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Item 2 – Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

ITEM 2 — APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As approved by our stockholders at the annual meeting of stockholders in 2017 regarding the frequency of the advisory vote, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however, the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2021 Proxy Statement.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2020 year that are applicable to our Named Executive Officers (“NEOs”):

John J. Engel	Chairman, President and Chief Executive Officer

David S. Schulz	Executive Vice President and Chief Financial Officer

Diane E. Lazzaris	Executive Vice President, General Counsel and Corporate Secretary

Nelson J. Squires III	Executive Vice President and General Manager, Electrical and Electronics Solutions (EES)

Theodore A. Dosch	Executive Vice President, Strategy and Chief Transformation Officer

EXECUTIVE SUMMARY

2020 was a transformational year for WESCO. In January 2020, we signed a definitive agreement to acquire Anixter, which was a publicly-traded company approximately the same size as WESCO, and we successfully completed the transaction in June 2020. This transformational combination doubled the company’s size in terms of revenue and number of employees:

The transaction was completed in the midst of the extremely challenging COVID-19 pandemic, including financing the transaction, obtaining regulatory approvals, and integrating the two equally-sized businesses. Due to the COVID-19 pandemic, our executive officers and Board took decisive cost control actions, including a 25% reduction in the base salaries of our executive officers (including Messrs. Engel, Schulz and Squires and Ms. Lazzaris) and the Board’s cash compensation from May 1 to September 30, 2020. During the year, WESCO’s stock price experienced significant volatility, starting 2020 at $59.39 per share, declining to a 52-week low of $13.52 per share on March 18, and ending 2020 at $78.50, a 32% increase for the year. As of April 1, 2021, the closing price was $87.04 per share.

As part of the integration, the company formed three strategic business units. With the objective of creating a world class company, the executive and senior management teams for the Company and each of the strategic business units were selected using a robust evaluation and interview process, with the assistance of a global human resources consulting firm. As a result, some of the key personnel are from legacy WESCO, some from legacy Anixter, and some are external new hires. As part of this process, the Committee solicited the input of its independent compensation consultant, Meridian Compensation Partners, LLC, regarding compensation structure and the development of a new peer group considering the significantly increased size and scope of the combined business.

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Compensation Discussion and Analysis

Key elements of our executive compensation program include the following:

ELEMENT	DESCRIPTION

Stockholder Support	We received the support of over 93% of stockholder votes in favor of our say-on-pay proposal in 2020. The overall structure of our compensation program, which was based on significant stockholder engagement, has remained consistent.

Straightforward Program	Our program is straightforward and comprises three elements: (1) Base Salary; (2) Short-Term Incentive Program (STIP); and (3) Long-Term Incentive Program (LTIP).

Pay for Performance	Our performance metrics are linked to our strategy and demonstrate our pay for performance philosophy that aligns compensation with performance.

Balanced Mix of Incentives	We have a balanced mix of short- and long-term incentives, using a blend of performance metrics.

Challenging Incentive Award Goals	We set challenging short- and long-term incentive award goals.

Reasonable Compensation Levels	Total compensation is targeted at the median of our peer group, and the levels of compensation are reasonable.

Limited Perquisites	We have limited use of perquisites.

No Tax Gross-Ups on Executive-Only Perquisites	We do not provide tax gross-ups on executive-only perquisites.

Independent Committee and Consultant	Our Compensation Committee is 100% independent and utilizes an independent compensation consultant.

Stock Ownership Guidelines	We have robust stock ownership guidelines for our NEOs.

No Hedging or Pledging	NEOs are prohibited from hedging or pledging our stock.

Clawback Policy	We have a clawback policy that applies to financial restatement and also events of misconduct.

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Compensation Discussion and Analysis

Pay for Performance

Our compensation program uses the following performance metrics:

Performance Metrics		Why It’s Included	How It’s Used

Short-Term Incentive Program (STIP)	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

Encompasses sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability, all of which are central to the Company’s strategy and the creation of long-term stockholder value.

Based on the annual operating plan reviewed and approved by the Board each December, these metrics are used for STIP targets in the following year.
Free Cash Flow

Relates directly to the Company’s operating performance, including the effective management of working capital, which is especially relevant for a distributor. Strong free cash flow is a hallmark of our business and important to our investors.

Long-Term Incentive Program (LTIP)	Net Income Growth / EPS Growth	Linked to strategy to drive profitable revenue and earnings growth; encompasses sales growth, margin improvement and cost control.

These metrics are measured over a three-year period and represent an appropriate mix of a growth metric and a return metric, both of which are relevant to our business and strategy. We believe that the combination of earnings growth and effective asset management drives value for a distribution business.

Return on Net Assets (RONA) Growth

Important operating metric for a distributor like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders.

2020 Performance Highlights

2020 performance highlights include:

•	Transformational Combination - Completed the WESCO/Anixter transaction, in less than six months from signing to closing, despite a challenging and tumultuous COVID-19 environment

•	Sales Growth - Net sales of $12.3 billion, up 48% due to the Anixter transaction

•	Increased Stock Price - Total stockholder return of 32% for 2020, despite a volatile and challenging year in the midst of a pandemic

•	Strong Free Cash Flow - Free cash flow increased from $180 million in 2019 to $586 million in 2020 ($250 million for the legacy WESCO business)

•

Leadership Talent - Strengthened our talent base, including the formation of new executive and senior management teams, consisting of leaders from both legacy WESCO and legacy Anixter, as well as new talent from external hires

30 |	WESCO International, Inc. - 2021 Proxy Statement

Compensation Discussion and Analysis

SAY-ON-PAY – STOCKHOLDER ENGAGEMENT AND BOARD RESPONSIVENESS

In 2020, the Company’s advisory vote on executive compensation received the approval of over 93% of the shares voted. The Compensation Committee considered these results and, based on our strategic objectives, the close alignment of the compensation program with stockholder interests and the strong support of stockholders, determined not to make any significant changes to our overall compensation structure, other than the 25% temporary salary reductions from May 1 to September 30 relating to the pandemic. Accordingly, the Compensation Committee decided to follow the same fundamental policies and procedures described above in setting compensation for 2020.

Compensation Philosophy, Approach and Pay Elements

We have a straightforward and transparent compensation program that is linked to our strategy and the drivers of long-term stockholder value. It is based on our pay-for-performance methodology and we use operating performance metrics that are important to our business. To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.

There are three central elements to our executive total compensation:

(1)	base salary – cash-based;
(2)	short-term incentives – cash-based, and based on the annual operating plan approved by the Board; and
(3)

long-term incentives – stock-based, and based on three-year performance periods, linked to growth and return metrics and whose value depends on the increase in the company’s stock price over the long term, thus further aligning the executive’s interests with stockholders’ interests.

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is essential to promote our high-performance culture and contribute to our success. Our compensation philosophy begins with the recognition that our success depends on the talent of our people. To encourage high level performance of our leaders we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad goals.

The first of our philosophical tenets is to attract and retain an excellent management team, because a high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term enables our business to grow profitably. Also important is the consistency of leadership in support of our corporate mission and sustaining our high-performance culture.

The second philosophical goal of our compensation planning is to enable WESCO to recruit strong leaders as we grow our business and expand our product and service offerings. We were able to recruit our NEOs because of our culture and compensation packages that aligned their performance with our strategy of creating value. Our approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.

Finally, the third goal of our compensation plan is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when performance measures are not met, they may receive little or no bonus. In terms of long-term incentives, we believe that the opportunity to participate in the growth in value of our share price links pay to performance. We provide equity incentives to align management’s interests with those of stockholders, and we maintain robust stock ownership guidelines to instill that mindset.

Based on our objectives, we believe it is appropriate that we target our three compensation elements at the median of the peer group. The Company’s target total cash compensation and long-term incentives for the NEOs have been generally at or below the median of the peer group.

We assess the effectiveness of our compensation programs regularly and use the services of an internationally recognized independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), which provides us with research information and data. Meridian serves as a resource to our Committee, providing information on new developments, best practices and trends in compensation. However, the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to plan design and compensation. All of our Committee members are independent, as defined by applicable regulations.

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Compensation Discussion and Analysis

32 |	WESCO International, Inc. - 2021 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION SETTING PROCESS

Our Board has delegated to the Committee, composed entirely of individuals who are independent Directors under the independence standards of the NYSE and SEC, including the enhanced independence requirements for compensation committee members, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Consider stockholder feedback on say-on-pay and compensation topics;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Evaluate and determine annual and long-term incentive award opportunities for each NEO;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company;

•	Review the metrics and goals of the annual incentive plan as well as the performance share plan; and

•	Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors.

As previously noted, the Committee also engages an independent compensation consultant to assist in reviewing the Company’s compensation practices, to provide market comparison information, and to make recommendations.

USE OF COMPENSATION CONSULTANTS

To assist in the compensation setting process, the Committee engages Meridian, an independent, internationally recognized executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee, as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. Our Committee meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. The working relationship between the Committee and management is constructive and independent. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

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Compensation Discussion and Analysis

COMPENSATION PEER GROUP

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs regularly, using a variety of external and internal resources. The Committee reviews analyses of compensation paid by companies in our peer group through the use of marketplace compensation profiles prepared by Meridian, the Committee’s independent compensation consultant. The compensation peer group that we used in 2020 was constructed using the following selection of criteria: business similarities and relevant industries, including distribution, logistics, transportation, companies with diffuse operations and/or general industry, and revenue size. In conjunction with Meridian, the Committee reviews the composition of our peer group at least annually.

Because of the merger with Anixter that doubled the size of the Company, the Committee engaged our independent compensation consultant to determine a new peer group. The peer group comprises 29 companies, with median revenue comparable to WESCO based on the pro forma revenue of the combined organization. It is not feasible or appropriate to construct a peer group of only distributor competitors, as many of our competitors are smaller and/or privately-held companies, in the case of local competitors, or larger non-U.S. based companies, in the case of global competitors. We believe that revenue size is an important component, since the scope and scale of a key management role depends on revenue size of the organization. The compensation consultant selected companies, using data available in the Equilar database, and excluded companies demonstrably variant to WESCO (e.g., agriculture, financial services, healthcare, etc.). Companies with similar characteristics (e.g., operating margins, moderate capital intensity, and mid-level/comparable stock price volatility) were included.

We chose a large number of similarly sized companies because we believe that they are representative of the companies against whom we compete to recruit and retain talent. This approach has proven successful, as the last executive officers that we hired came from large corporations that were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group to ensure a proper sample size for comparison purposes. When we engage professional search firms to assist us in identifying senior executive talent, they recruit from a set of corporations even larger than our peer group.

The compensation peer group beginning in June 2020 was comprised of the following companies:

2020 COMPENSATION PEER GROUP

AECOM	Cummins Inc.*	Jabil Inc.	United natural Foods, Inc.

Arrow Electronics, Inc.	Eaton Corporation plc*	Johnson Controls International plc	United Rentals, Inc.

Avis Budget Group, Inc.	Flex Ltd.*	Lithia Motors, Inc.*	Univar Solutions Inc.*

Avnet, Inc.*	Fluor Corporation	Patterson Companies, Inc.*	W.W. Grainger, Inc.

CarMax, Inc.	HD Supply Holdings, Inc.	Quanta Services, Inc.*	WestRock Company

CDW Corp.*	Henry Schein, Inc.*	Stanley Black & Decker, Inc.*

CommScope Holding Company, Inc.*	Insight Enterprises, Inc.	TE Connectivity Ltd.

Corning Incorporated*	International Paper Company*	Trane Technologies Plc

*

Denotes companies newly added to the 2020 Compensation Peer Group. The following companies were removed from the 2020 Compensation Peer Group: Air Products and Chemicals, Inc., Asbury Automotive Group, Inc., AutoNation, Inc., AutoZone, Inc., Dover Corporation, EchoStar Corporation, EMCOR Group, Inc., Fortune Brands Home & Security Inc., GMS Inc., Harsco Corporation, HNI Corporation, Jacobs Engineering Group Inc., Lennox International Inc., Masco Corporation, MRC Global Inc., MSC Industrial Direct Co., Inc., Plexus Corp., Ryder System, Inc., Sanmina Corporation, SPX Corp., Steelcase, Inc., The Andersons, Inc. and Vulcan Materials Company.

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the peer group and to get comparable data for its analysis, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues.

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Compensation Discussion and Analysis

ELEMENTS OF COMPENSATION

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our peer group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the peer group generally based on the 50th percentile of base salaries for comparable positions.

In 2020, the Committee performed its annual assessment of base salaries in February (other than for Mr. Dosch, who joined the Company in June 2020), prior to the environment changing significantly due to the global pandemic and prior to completion of the Anixter acquisition. Because of the pandemic, however, planned base salary changes were put on hold and instead the Board instituted a 25% base salary reduction for those NEOs, commencing May 1 until September 30. Concurrent with completion of the Anixter transaction in late June 2020, the Committee reviewed compensation market data, based on analysis prepared by the independent compensation consultant, using the new peer group (as described on page 34). The Committee determined a new base salary for the following NEOs based on that analysis (in lieu of the amounts it had determined as part of its normal annual review in February), but it delayed the implementation of that change until after the 25% COVID-19 salary reductions had been lifted:

NEO	Annual Base Salary Beginning of 2020(1)	Annual Base Salary Effective October 1, 2020

Engel	$1,040,000	$1,100,000

Schulz	$600,000	$650,000

Lazzaris	$485,000	$510,000

Squires	$550,000	$600,000

(1) The amount of this annual base salary for Messrs. Engel, Schulz and Squires and Ms. Lazzaris was reduced by 25% due to COVID-19 related cost savings during the period from May 1 to September 30.

Mr. Dosch’s base salary upon joining the Company on June 22, 2020 was $625,000, which was reviewed by the Committee based on analysis prepared by the independent compensation consultant using the Company’s new peer group.

In determining adjustments to base salaries, the Committee considers prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, Company performance, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of performance measures linked to our strategy. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the peer group and are reviewed on an annual basis.

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved by the Committee for the upcoming year. For purposes of the 2020 annual incentive programs, the performance measures for our NEOs (other than Mr. Dosch, who joined the Company from Anixter in June 2020) consist of the achievement of a combination of the following metrics: Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) and Free Cash Flow.

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Compensation Discussion and Analysis

We believe that EBITDA is an appropriate performance measure because it relates directly to the Company’s sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability. We believe that Free Cash Flow is an appropriate performance measure because it relates directly to the company’s operating performance, including the management of working capital. We believe that the combination of earnings growth and effective asset management drives value for a distribution business.

Performance Measure	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)

Earnings Before Interest Taxes Depreciation and Amortization	75%	< 80%	0%
		80% to 100%	25% up to 100%
		>100% to 120%	Between 100% and 200%

Free Cash Flow	25%	< 80%	0%
		80% to 100%	25% up to 100%
		>100% to 120%	Between 100% and 200%

Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

For 2020, the performance goals (at threshold, target and maximum levels) and the actual achievement of each of the financial components is included in the chart below:

	Performance Goals

Performance Measure	Threshold	Target	Maximum	Actual Results

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	$349,920	$437,400	$524,880	$369,256(1)

Payment as % of Target	25%	100%	200%	41.6%

Free Cash Flow	$173,600	$217,000	$260,400	$250,030(2)

Payment as % of Target	25%	100%	200%	176.1%

(1)	EBITDA s Income from Operations, less Depreciation and Amortization, based on the EBITDA of the legacy WESCO business for 2020 the full year, excluding the effects of the Anixter merger.

(2)	Free Cash Flow is based on the Free Cash from Operations, less Capital Expenditures, Flow of the legacy WESCO business for 2020, excluding the effects of the Anixter merger.

Each December, the Board reviews the Company’s annual operating plan, including these measures. Targets for the coming year’s Short-Term Incentives are consistent with the Board-approved annual operating plan, based on achievement levels as set forth in the table above. Additionally, the annual operating plan forms the basis of expectations that are provided to stockholders, in the form of sales and profitability expectations, as well as Free Cash Flow generation. Thus, management’s Short-Term Incentive Plan is aligned with stockholder interests and expectations communicated to stockholders. After review, the Committee determined not to adjust or reset the performance goals for 2020, despite the negative and unexpected impact of the COVID-19 pandemic on the Company’s business performance.

With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration. The Committee’s review of the Chief Executive Officer’s bonus is conducted with only independent Directors, with the assistance of the independent compensation consultant, present.

36 |	WESCO International, Inc. - 2021 Proxy Statement

Compensation Discussion and Analysis

Each NEO’s 2020 short-term incentive was calculated as follows based on the performance metrics and actual achievement levels described above:

NEO	2020 Salary(1)	Target Incentive %	Target Incentive $	Component	Component Weighting	Payout

Engel	$1,071,560	143%	$1,533,396	EBITDA Free Cash Flow	75% 25%	Below target EBITDA (41.6%) Above target FCF (176.1%)	$478,420 675,078

						Total	$1,153,497

Schulz	$626,300	91%	$569,420	EBITDA Free Cash Flow	75% 25%	Below target EBITDA (41.6%) Above target FCF (176.1%)	$177,659 250,687

						Total	$428,346

Lazzaris	$498,150	73%	$362,118	EBITDA Free Cash Flow	75% 25%	Below target EBITDA (41.6%) Above target FCF (176.1%)	$112,981 159,422

						Total	$272,403

Squires	$576,300	85%	$492,600	EBITDA Free Cash Flow	75% 25%	Below target EBITDA (41.6%) Above target FCF (176.1%)	$153,691 216,867

						Total	$370,558

Dosch(2)	$654,423	97%	$632,110	Operating Profit – Anixter ROTC – Anixter Personal	38% 37% 25%	Below target Op Profit (80.0%) Above target ROTC (132.0%) Above target Personal (116.0%)	$192,161 308,723 183,312

						Total	$684,196

(1)

The prorated salaries used for purposes of calculating short-term incentives exclude the temporary salary reductions for May through September 2020, and reflects salary increases effective June 22, 2020.

(2)

Mr. Dosch joined the Company on June 22, 2020 upon consummation of the Anixter transaction. Consistent with legacy Anixter’s past practice, Mr. Dosch’s annual cash incentive award for 2020 was based on achievement of the following performance goals (with the relative weightings): (i) worldwide operating profit of the legacy Anixter business for 2020, excluding the effects of the merger (38%), (ii) worldwide rate of return on tangible capital of the legacy Anixter business for 2020, excluding the effects of the merger (37%), and (iii) the achievement of certain personal objectives (25%). The actual percentage of the target incentive paid to Mr. Dosch in 2020 with respect to each of the above components are as follows: 80% for worldwide operating profit; 132% for worldwide rate of return on tangible capital; and 116% for personal objectives. All amounts are based on the legacy Anixter business, not including the legacy WESCO business. Mr. Dosch will participate in WESCO’s standard annual incentive plan commencing in 2021.

Long-Term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation, and thus long-term incentives comprise the centerpiece of executive compensation and a significant majority of our NEOs total compensation opportunity.

Structure of Long-Term Incentives

Based on feedback from investors as part of our prior say-on-pay outreach, we increased the weighting of performance shares commencing in 2019 from 30% to 50%. Our Long-Term Incentives for our NEOs are structured as follows:

Long-Term Incentives	Weighting

Performance Shares	50%

Stock Appreciation Rights	25%

Restricted Stock Units	25%

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Compensation Discussion and Analysis

Performance Shares

Our performance shares are designed to reward our NEOs for drivers of long-term value that are tied to our strategy and increased stockholder value over the long-term. We use three-year performance periods for each grant, and performance shares for the three- year period 2018-2020 were based on two equally weighted performance metrics: (1) Earnings Per Share (EPS) Growth; and (2) Return on Net Assets (RONA) Growth.

The EPS Growth rate is equal to the three-year average growth rate of the Company’s fully diluted earnings per share, excluding specific items that are not indicative of ongoing results. We believe that EPS Growth is related directly to our strategy to drive profitable revenue and earnings growth and that enduring stock price performance reflects the effective execution of a long-term strategic plan. This performance metric encompasses sales growth, margin improvement and cost control, which are important operational aspects of our business and strategy. RONA Growth measures the three-year cumulative return on net assets growth versus the base year. We believe that RONA Growth is an appropriate and important measure of performance for a distributor like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders. Performance share awards vest in the form of a number of shares of the Company’s common stock. The number of performance shares actually earned, if any, depends on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a change in control (as defined in the Company’s Long-Term Incentive Plan), the performance shares vest at the target level.

Consistent with our pay-for performance philosophy, the threshold, target and maximum performance goals for the performance shares awarded in 2018 for the three-year performance period ended December 31, 2020 (the “2018 Performance Shares”) and the actual achievement and payout levels are as shown below:

	Performance Goals			Actual Results

Performance Measure	Threshold	Target	Maximum	Actual Payout
EPS Growth (3-year average growth rate)	0%	5%	10%	5.7%
Payment as % of Target	0.5 x	1.0 x	2.0 x	1.13x
RONA Growth (3-year cumulative RONA versus the base year, in basis points (bps))	0 bps	50 bps	100 bps	(163 bps)
Payment as % of Target	0.5 x	1.0 x	2.0 x	0

Based on the actual results and performance goals above, the shares earned by the NEOs are calculated as follows:

NEO	Target Award of 2018 Performance Shares(1)	Component	Component Weighting	Payout
Engel	21,974	EPS Growth RONA Growth	50% 50%	Above target (1.13) Below threshold (0)	12,415 —
				Total	12,415
Schulz	6,688	EPS Growth RONA Growth	50% 50%	Above target (1.13) Below threshold (0)	3,779 —
				Total	3,779
Lazzaris	3,106	EPA Growth RONA Growth	50% 50%	Above target (1.13) Below threshold (0)	1,755 —
				Total	1,755
Squires	2,866	EPA Growth RONA Growth	50% 50%	Above target (1.13) Below threshold (0)	1,619 —
				Total	1,619

(1) Mr. Dosch did not receive 2018 performance shares as he joined the Company in June 2020.

In accordance with the Company’s pay-for-performance philosophy, the realized pay was less than the fair value of the awards at time of grant. As detailed above, half of the performance shares granted in 2018 based on RONA Growth had no payout and were forfeited. Each year the Committee reviews the performance targets and metrics for the upcoming grant. The current structure of our performance shares award program, including performance metrics, reflects changes made in prior years in response to shareholder feedback. In 2020, the Committee followed a consistent approach from the prior year and did not make any fundamental changes to the structure of the program.

38 |	WESCO International, Inc. - 2021 Proxy Statement

Compensation Discussion and Analysis

Stock Appreciation Rights

We use Stock Appreciation Rights (SARs) to both motivate and align management’s incentives with long-term stockholder value. We believe that management should have a substantial stake in the success of the Company and that enduring stock price growth reflects the effectiveness of management in executing a long-term strategic plan, not just the passage of time. Our SARs settle in Company common stock upon exercise, and they vest ratably over three years.

Restricted Stock Units

Fundamentally, Restricted Stock Units (RSUs) are meant to balance the need for long-term retention of key executive talent while aligning realizable value with changes in stockholder wealth. Restricted stock is common in the marketplace and therefore is an important component of a competitive compensation opportunity. It is, however, intentionally only a modest portion of our NEOs’ total long-term incentive compensation. Our philosophy is to grant equity-based long-term incentives having an economic value which generally approximates the 50th percentile of grants by companies in our peer group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. Our RSUs either cliff vest after three years or vest over a three-year period.

In 2020, we provided a one-time award of RSUs to each of the NEOs to recognize his or her individual efforts in connection with the completion of the merger of Anixter, a strategically significant and transformational initiative for the Company, and to promote their retention.

The performance share, SAR and RSU grants to our NEOs in 2020 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	SAR Awards	RSU Awards(4)	Grant Date	Grant Price		SARs Expiration Date	RSU - Vesting Date
Engel	53,291	92,893	26,645	2/13/2020	$48.32	(2)	2/13/2030	2023
	—	—	124,301	7/2/2020	$32.18	(3)	—	(4)
Schulz	15,780	27,507	7,890	2/13/2020	$48.32	(2)	2/13/2030	2023
	—	—	62,150	7/2/2020	$32.18	(3)	—	(4)
Lazzaris	7,036	12,266	3,518	2/13/2020	$48.32	(2)	2/13/2030	2023
	—	—	31,075	7/2/2020	$32.18	(3)	—	(4)
Squires	12,417	21,645	6,209	2/13/2020	$48.32	(2)	2/13/2030	2023
	—	—	46,613	7/2/2020	$32.18	(3)	—	(4)
Dosch	—	—	43,505	7/2/2020	$32.18	(3)	—	(4)

(1)	Performance shares are subject to a three-year performance period.

(2)

Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the February 13, 2020 grant date in accordance with Committee action on February 13, 2020.

(3)	Represents the exercise price for the RSUs at issuance price, which was the closing price of our Company stock on the July 2, 2020 grant date in accordance with Committee action on June 21, 2020.

(4)

The RSU awards to each of the NEOs on July 2, 2020, represent a one-time award to recognize the efforts of these NEOs in connection with the completion of the merger of Anixter and to promote their retention. These awards vest in increments of 30% on each of the first and second anniversaries of the grant date and 40% on the third anniversary of the grant date, subject, in each case, to continued employment through the applicable anniversary date.

The Company’s target long-term incentives for the NEOs’ annual grants were generally at the 50th percentile of the peer group for 2020.

In 2020, we granted 262,091 SARs, 150,354 performance shares, and 656,717 RSUs in the aggregate to all award recipients. The awards were approximately equal to 2.3% of the weighted average outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant. In 2020, we granted performance shares, SAR and RSU awards to approximately 190 employees.

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Compensation Discussion and Analysis

No Hedging or Pledging

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2020, the Company continued to match employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation but suspended the matching of employee contributions from May 1 to September 30 due to the pandemic. The Company made no discretionary contribution to the 401(k) Retirement Savings Plan for 2020.

We also maintain an unfunded nonqualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Nonqualified Deferred Compensation” table on page 51 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan. Our Company does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Anixter Inc. provides defined pension benefits under its pension plan and its excess benefit plan to eligible U.S. employees, including Mr. Dosch. The pension plan benefit consists of two components: (i) until December 31, 2013, a “grandfathered benefit” for employees hired prior to June 1, 2004 and (ii) a “PRA Benefit” for all employees hired on or after June 1, 2004 and beginning January 1, 2014, for all employees. This pension plan was closed to new hires or rehires as of July 1, 2015. Mr. Dosch has accrued a PRA benefit since joining Anixter in January 2009. For the PRA Benefit, each participant has a personal retirement account, which is a notional account that receives an annual pay credit equal to 2.0% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are fewer than five and 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are five or greater.

For certain highly compensated employees in the U.S., Anixter provides a non-qualified Excess Benefit Plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Code to be taken into account under the qualified plan. Mr. Dosch participates in the Anixter Excess Benefit Plan.

Anixter Inc. maintains a defined contribution plan covering all of its non-union U.S. employees (the “Anixter Employee Savings Plan”), including Mr. Dosch. The employer match for the Anixter Employee Savings Plan is equal to 50% of a participant’s contribution up to 5% of the participant’s compensation.

For certain highly compensated employees, including Mr. Dosch, Anixter provides a nonqualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. In the fourth quarter of 2020, the Company made a determination to terminate the Anixter deferred compensation plan.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to ensure that benefit levels approximate the median value provided to employees of peer companies. As a risk management measure, we also offer executive physicals involving diagnostic testing.

Perquisites

During 2020, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance and club memberships. The Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table on page 46 for more information regarding the perquisites given to our NEOs.

40 |	WESCO International, Inc. - 2021 Proxy Statement

Compensation Discussion and Analysis

Clawback Provisions

We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of cash and equity incentive compensation in the event of misconduct by an executive officer or former executive officer.

Robust Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted robust stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

NEO	Ownership Requirement as a Multiple of Base Salary
Engel	5x
Schulz	3x
Lazzaris	2x
Squires	2x
Dosch	2x

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. The Board reviews compliance with these guidelines annually, and all of our NEOs have acquired or are acquiring equity in accordance with the guidelines. Our CEO’s ownership level is approximately 19x, well in excess of his 5x requirement. See “Security Ownership of Management” table on page 24 for more information on their ownership positions. See also “Director Compensation” on page 58 for information about Stock Ownership Guidelines for Directors.

In addition, the Company has stock ownership guidelines for other officers and members of management who are not NEOs. In total, approximately 70 individuals were subject to stock ownership guidelines as of April 2021.

Stock Ownership, Purchases Made by New Officers, and Matching SARs

To align officers’ interests with stockholders’ interests and to encourage new officers to satisfy their stock ownership guidelines by using their own funds to purchase Company stock in the open market, new senior officers are eligible to receive SARs equal to the number of shares purchased for long-term investment by that officer in the open market during the first twelve months of employment, up to a limited amount in total over no more than three trading days. The exercise price of the SARs is set at the closing price on the date of purchase in the open market. Such SARs vest ratably over three years. The program is designed to encourage stock ownership and investment, which aligns management interests with stockholder interests.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. As described previously, the Committee engages an independent compensation consultant, Meridian, to prepare an annual market analysis of target total compensation (the total of salary, target annual cash incentive and long-term incentives) compared to a peer group, and it targets total compensation at median within a range that it considers competitive. Based on the annual compensation analysis prepared by Meridian, the CEO’s target total compensation for 2020 was within that range.

Employment, Severance, Change in Control or Other Arrangements

As disclosed previously, Mr. Engel has a 2009 employment agreement that provides for, among other things, a base salary amount and a target bonus of not less than 100% of base salary, as may be adjusted by the Committee. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a

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Compensation Discussion and Analysis

change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 52 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

On June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, the Company entered into new employment letter agreements (each, a “Letter Agreement”) with each of Mr. Schulz, Ms. Lazzaris and Mr. Squires. Each Letter Agreement superseded and replaced the applicable officer’s prior employment letter agreement with the Company. Effective on June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, Mr. Dosch joined the Company pursuant to the terms of a May 28, 2020 letter agreement (also, a “Letter Agreement”) between the Company and Mr. Dosch. Mr. Engel’s 2009 Employment Agreement was not modified and remains in effect.

The Letter Agreement with Mr. Schulz provides for a base salary of $650,000 (to take effect upon expiration of the temporary salary reduction related to COVID-19 pandemic (the “COVID-19 Reduction”), which was September 30, 2020), a target annual bonus opportunity of 100% of base salary with a payout opportunity of 0-200% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement with Ms. Lazzaris provides for a base salary of $510,000 (to take effect upon expiration of the COVID-19 Reduction), a target annual bonus opportunity of 75% of base salary with a payout opportunity of 0-150% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement with Mr. Squires provides for a base salary of $600,000 (to take effect upon expiration of the COVID-19 Reduction), a target annual bonus opportunity of 90% of base salary with a payout opportunity of 0-180% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement with Mr. Dosch provides for a base salary of $625,000, a target annual bonus opportunity of 100% of base salary with a payout opportunity of 0-200% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

Each Letter Agreement noted the one-time award of restricted stock units as described on page 39 in connection with the closing of the Anixter transaction. The Letter Agreement for Mr. Dosch also provided for a cash retention award of $2,660,000, which vests in annual installments on each of the first two anniversaries of June 22, 2020, the closing date of the Anixter transaction. This amount was in lieu of any rights or entitlements that Mr. Dosch would have had under a prior change in control agreement with Anixter, which he agreed was superseded in its entirety by the Letter Agreement.

Under the Letter Agreement, if Mr. Dosch’s employment is terminated by the Company without cause, then any unvested portion of the cash retention award will vest, subject to his execution and delivery of a release.

Each Letter Agreement also includes a severance provision entitling the applicable officer to receive the following severance benefits upon the termination of the officer’s employment by the Company without cause or by the officer for good reason, subject to the officer’s execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment subject to continued payment of the applicable premiums at active employee rates.

Pursuant to each Letter Agreement, the applicable officer is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

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Compensation Discussion and Analysis

Change in Control Severance Plan

Effective as of June 22, 2020, the Board adopted the WESCO International, Inc. Change in Control Severance Plan (the “CIC Plan”), which will provide severance benefits under certain circumstances to CIC Plan participants selected by the Compensation Committee of the Board. Mr. Schulz, Ms. Lazzaris, Mr. Squires and Mr. Dosch, as well as other executive officers of the Company, have been selected to participate in the CIC Plan. Mr. Engel does not participate in the CIC, as his benefits are specified in his pre-existing 2009 employment agreement, which was not modified and remains in effect.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each participant selected to participate as of June 22, 2020) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each participant selected to participate as of June 22, 2020) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each participant selected to participate as of June 22, 2020). This severance payment will be provided in lieu of any severance benefits to which the participant is otherwise entitled under any other arrangement with the Company.

As a condition to receipt of the severance benefits, the CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

If any payments or benefits would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then the severance payment under the CIC Plan will be reduced to the extent required so that the participant would not be subject to the excise tax if such a reduction would put the participant in a more favorable after-tax position than if the participant were to pay the excise tax.

The WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017, provides that SAR and RSU awards would vest upon consummation of a change in control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a change in control transaction. This Long-Term Incentive Plan, which was approved by the stockholders in 2017, includes these provisions to align management’s interests with stockholders’ interests. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the first column of each table on pages 52 to 55

The Company has entered into indemnification agreements with the NEOs, in the form as set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. Short-term incentive award payouts to the NEOs are subject to review and approval of the Committee, and the Committee also reviews with the independent members of the Board the CEO’s incentive award. In addition, incentive award payouts are capped at 2x target. The Committee has the discretionary authority to reduce or eliminate any incentive payouts. As previously noted above, the Company also maintains stock ownership guidelines and has adopted a clawback policy that applies to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

CEO and Senior Management Succession Planning

Management succession planning and talent development are reviewed by the Board annually as part of its leadership and organizational review process. The Board reviews and discusses with management succession plans for the NEOs and other senior

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Compensation Discussion and Analysis

management positions across the Company, and the Board also evaluates succession plans in the context of overall Company strategy. Senior management is visible to Board members through formal presentations and informal events to allow Directors to personally assess candidates. The Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. The emergency CEO succession planning is intended to help the Company respond in the event of an unexpected emergency and reduce potential disruption or loss of continuity to the Company’s business and operations.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, but the Company reserves the right to pay compensation that is not deductible and a portion of the executive officers’ compensation paid in 2020 was not deductible. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment.

Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to “covered employees”. Under Code Section 162(m) as currently in effect, the definition of covered employees generally includes a) the Company’s principal executive officer (“PEO”) and principal financial officer (“PFO”), whether serving in that capacity at the end of the tax year or not, b) the three highest compensated officers for the taxable year other than the PEO and PFO even if the officer’s compensation is not required to be reported under the Exchange Act, and c) any individual who was a covered employee of the Company at any time after December 31, 2016. Thus, the definition of covered employees includes, but is not limited to, the Company’s NEOs.

Post-enactment of the Tax Cuts and Jobs Act of 2017 “performance-based compensation,” which included annual incentive payments, the gain recognized by covered employees upon the exercise of compensatory stock options and SARs, and income recognized on the vesting of RSU’s and performance share awards are no longer deductible to the extent they cause the covered employee’s compensation to exceed the $1 million limit under Section 162(m). However, we generally will continue to emphasize the use of performance-based compensation. We expect in the future to authorize compensation in excess of $1 million to covered employees, which will not be deductible under Section 162(m), when we believe doing so is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and in the Annual Report on Form 10-K of WESCO for the year ended December 31, 2020.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

John K. Morgan, Chairman

Matthew J. Espe

Bobby J. Griffin

James L. Singleton

44 |	WESCO International, Inc. - 2021 Proxy Statement

Compensation Tables

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
John J. Engel,	2020	$946,667	$1,287,497	$7,862,514	$1,153,497	$63,322	$11,313,497
Chairman, President and CEO	2019	$1,040,000	$1,187,496	$3,562,473	$617,058	$235,165	$6,642,192
	2018	$1,030,000	$2,299,968	$2,299,987	$1,698,730	$103,239	$7,431,924

David S. Schulz,	2020	$550,000	$381,247	$3,143,721	$428,346	$29,299	$4,532,613
EVP and CFO	2019	$595,000	$362,497	$1,087,500	$209,202	$83,617	$2,337,816
	2018	$570,000	$700,013	$699,969	$557,000	$50,767	$2,577,749

Diane E. Lazzaris,	2020	$440,729	$170,007	$1,509,963	$272,403	$22,752	$2,415,854
EVP and GC	2019	$481,250	$162,505	$487,498	$148,057	$55,679	$1,334,989
	2018	$467,500	$325,011	$324,990	$400,000	$29,353	$1,546,854

Nelson J. Squires III,	2020	$505,208	$300,000	$2,400,015	$370,558	$702,793	$4,278,574
EVP and GM, EES	2019	$461,250	$168,742	$831,246	$69,241	$428,328	$1,958,807

Theodore A. Dosch,	2020	$324,519	$0	$1,399,991	$684,196	$72,620	$2,481,326
EVP Strategy and Chief Transformation Officer (6)

(1)	Reflects 25% reduction in 2020 salary from May 1 to September 30 due to COVID-related cost reduction actions for Messrs. Engel, Schulz and Squires and Ms. Lazzaris.

(2)

Represents the grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth on pages 86 to 88 of our financial statements for the year ended December 31, 2020 Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)

Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, the maximum value of the performance shares would be: for Mr. Engel $5,150,042; Mr. Schulz $1,524,979; Ms. Lazzaris $679,959; and Mr. Squires $1,199,979. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 86 to 88 of our financial statements for the year ended December 31, 2020 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(4)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules but approved and paid in the following year.

(5)	See the “All Other Compensation” table on page 46 for additional information.

(6)	Reflects salary commencing on June 22, 2020, the date on which Mr. Dosch joined the Company, through December 31, 2020.

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Compensation Tables

All Other Compensation

The following table describes each component of the All Other Compensation column for 2020 in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments that are also presented and discussed there.

NEO	Year	Other Benefits(1)	Auto Allowance(2)	Tax Equalization Benefit		Payments Relating to Employee Retirement Savings Programs(4)	Total
Engel	2020	$15,460	$12,000	—		$35,862	$63,322
Schulz	2020	$729	$12,000	—		$16,570	$29,299
Lazzaris	2020	$154	$12,000	—		$10,598	$22,752
Squires	2020	$160,452	$12,000	$522,991	(3)	$7,350	$702,793
Dosch	2020	$0	$0	—		$72,620	$72,620

(1)

This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amount for Mr. Engel includes club dues of $15,306. The amount for Mr. Squires includes a housing allowance of $21,250 and relocation expenses of $139,047. Mr. Squires had been living in Canada under the Company’s standard expat program when he was the leader of the Company’s Canadian business. Under the terms of a prior promotion, he was required to move back to the U.S. in 2020. He completed his relocation in 2020 as required.

(2)	Represents a monthly automobile allowance.

(3)

Before Mr. Squires was promoted and became an NEO, he was the leader of the Company’s Canadian business. While living in Canada, he was eligible for our standard expat program, which includes a benefit of tax equalization for employees on assignment outside of their home country. Tax payments made in Canadian dollars were converted to U.S. dollars based on the then prevailing Canadian dollar/U.S dollar exchange rate on the date of payment, which was approximately 0.78. Under the terms of his promotion, he was required to move back to the U.S. in 2020, which he has done, and thus the tax equalization benefit will cease.

(4)

The retirement savings program for the NEOs (other than Mr. Dosch) includes both the Retirement Savings Plan, a qualified 401(k) plan, and the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain management and highly compensated employees. Company contributions to the retirement savings program include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan. The retirement savings program for Mr. Dosch reflects changes in pension value.

NEO	Year	Company Matching Contribution to 401k Plan		Company Matching Contribution to Deferred Compensation Plan	Company 401k Discretionary Contribution	Change in Pension Value	Total
Engel	2020	$8,550		$27,312	$0	—	$35,862
Schulz	2020	$5,104	(1)	$11,466	$0	—	$16,570
Lazzaris	2020	$8,425		$2,173	$0	—	$10,598
Squires	2020	$7,350	(1)	—	$0	—	$7,350
Dosch	2020	$9,002		$4,879	$0	$58,739	$72,620

(1)	Schulz includes a true-up payment of $169 from 2019. Squires includes a true-up payment of $2,538.

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Compensation Tables

Grants of Plan-Based Awards for 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of Securities Underlying Stock Units (#)(4)	Exercise or Base Price of Option Awards ($/SH)		Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Engel	2/13/2020			26,646	53,291	106,582	92,893	26,645	$48.32	(6)	$5,150,005
		$1,533,396	$3,066,792
	7/2/2020							124,301	$32.18	(7)	$4,000,006
Schulz	2/13/2020			7,890	15,780	31,560	27,507	7,890	$48.32	(6)	1,524,981
		$569,420	$1,138,840
	7/2/2020							62,150	$32.18	(7)	$1,999,987
Lazzaris	2/13/2020			3,518	7,036	14,072	12,266	3,518	$48.32	(6)	$679,976
		$362,118	$724,236
	7/2/2020							31,075	$32.18	(7)	$999,994
Squires	2/13/2020			6,209	12,417	24,834	21,645	6,209	$48.32	(6)	$1,200,008
		$492,600	$985,200
	7/2/2020							46,613	$32.18	(7)	$1,500,006
Dosch	7/2/2020				—	—	—	43,505	$32.18	(7)	$1,399,991
		$632,110	$1,264,220

(1)

Represents possible annual incentive cash awards that could have been earned in 2020 at “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the annual incentive plans for 2020 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 45. For further information about the annual incentive plans, please see the related discussion beginning on page 35.

(2)

Represents possible performance share awards granted in 2020 that could be earned at “threshold”, “target”, and “maximum” levels of performance over a three-year performance period. Each performance share award is based on two equally-weighted performance measures during the three-year performance period beginning January 1, 2020 and ending December 31, 2023, as discussed on pages 37 to 38.

(3)	Represents the number of SARs granted in 2020 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(4)

Represents the number of RSUs granted in 2020 to the NEOs. The RSUs granted February 2020 will cliff vest on the anniversary date in 2023. The RSUs granted July 2020 will vest at 30% on the first and second anniversary of the grant date beginning July 2022; the remainder 40% will vest on the third anniversary of the grant.

(5)

Represents the full grant date fair value of SARs, RSUs and performance shares under ASC Topic 718 granted to the NEOs. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 15 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020.

(6)

Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on February 13, 2020, in accordance with Committee action on the grant date indicated.

(7)	Represents the grant date per share value of RSUs granted, which was the closing price of our Company stock on July 2, 2020.

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Compensation Tables

Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Engel	2/16/2012	55,396	—	$64.33	2/16/2022	—	—	—	—

	2/21/2013	57,453	—	$72.15	2/21/2023	—	—	—	—

	2/18/2014	63,601	—	$85.35	2/18/2024	—	—	—	—

	2/17/2015	96,865	—	$69.54	2/17/2025	—	—	—	—

	2/16/2016	175,234	—	$42.44	2/16/2026	—	—	—	—

	2/16/2017	111,382	—	$71.65	2/16/2027	—	—	—	—

	2/13/2018	83,334	41,667	$62.80	2/13/2028	14,650	$1,150,025	12,415	$974,578

	2/13/2019	24,181	48,360	$54.64	2/13/2029	21,733	$1,706,041	43,466	$3,412,081

	2/13/2020	—	92,893	$48.32	2/13/2030	26,645	$2,091,633	53,291	$4,183,344

	7/2/2020	—	—	—	—	124,301	$9,757,629	—	—

Total:		667,446	182,920			187,329	$14,705,328	109,172	$8,570,003

Schulz	1/31/2017	5,000	—	$70.70	1/31/2027		—	—	—

	2/16/2017	28,449	—	$71.65	2/16/2027	—	—	—	—

	2/21/2017	2,979	—	$72.90	2/21/2027	—	—	—	—

	8/11/2017	4,000	—	$51.10	8/11/2027	—	—	—	—

	2/13/2018	25,363	12,682	$62.80	2/13/2028	4,458	$349,953	3,779	$296,652

	2/13/2019	7,382	14,762	$54.64	2/13/2029	6,634	$520,769	13,269	$1,041,617

	2/13/2020	—	27,507	$48.32	2/13/2030	7,890	$619,385	15,780	$1,238,730

	7/2/2020	—	—	—	—	62,150	$4,878,775	—	—

Total:		73,173	54,951			81,132	$6,368,862	32,828	$2,576,999

Lazzaris	2/16/2012	6,700	—	$64.33	2/16/2022	—	—	—	—

	2/21/2013	7,580	—	$72.15	2/21/2023	—	—	—	—

	2/18/2014	8,560	—	$85.35	2/18/2024	—	—	—	—

	2/17/2015	13,262	—	$69.54	2/17/2025	—	—	—	—

	2/16/2016	25,311	—	$42.44	2/16/2026	—	—	—	—

	2/16/2017	15,738	—	$71.65	2/16/2027	—	—	—	—

	2/13/2018	11,776	5,888	$62.80	2/13/2028	2,069	$162,417	1,755	$137,768

	2/13/2019	3,309	6,618	$54.64	2/13/2029	2,974	$233,459	5,948	$466,918

	2/13/2020	—	12,266	$48.32	2/13/2030	3,518	$276,163	7,036	$552,326

	7/2/2020	—	—	—	—	31,075	$2,439,388	—	—

Total:		92,236	24,772			39,636	$3,111,427	14,739	$1,157,012

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Compensation Tables

	Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Squires	2/05/2016	5,925	—	$42.20	2/5/2026	—	—	—	—

	2/16/2016	13,631	—	$42.44	2/16/2026	—	—	—	—

	6/08/2016	800	—	$61.59	6/08/2026	—	—	—	—

	9/13/2016	875	—	$57.34	9/13/2026	—	—	—	—

	2/16/2017	12,107	—	$71.65	2/16/2027	—	—	—	—

	2/13/2018	10,870	5,435	$62.80	2/13/2028	1,911	$150,014	1,619	$127,092

	2/13/2019	3,436	6,872	$54.64	2/13/2029	3,088	$242,408	6,177	$484,895

	10/1/2019	—	—	—	—	7,154	$561,589	—	—

	2/13/2020	—	21,645	$48.32	2/13/2030	6,209	$487,407	12,417	$974,735

	7/2/2020	—	—	—	—	46,613	$3,659,121	—	—

Total:		47,644	33,952			64,975	$5,100,539	20,213	$1,586,722

Dosch	6/22/2020	—	—	—	—	46,994	$3,689,029	—	—

	7/02/2020	—	—	—	—	43,505	$3,415,413	—	—

Total:		—	—			90,499	$7,104,442	—	—

(1)

The amounts included in the table above for 2018 performance shares reflect final results as certified by the Compensation Committee and described on page 38, which is an above target result for the EPS-based component and no payout for the RONA-based component.

(2)	The amounts included in the table above for 2019 and 2020 performance shares reflect target performance, and the final amounts will be interpolated based on actual final results.

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Compensation Tables

Equity Awards Vesting Schedule

Grant Date	Vesting Schedule

2/13/2018

SARs: Time-based vesting in 1/3 increments on February 13, 2019; February 13, 2020; and February 13, 2021.

RSUs: Cliff vest on February 13, 2021.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2020, as discussed on page 38. The award vests in the form of a number of shares of the Company’s common stock.

6/22/2018	SARs: Time-based vesting in 1/3 increments on June 22, 2019; June 22, 2020; and June 22, 2021. RSUs: Cliff vest on June 22, 2021.

8/14/2018	SARs: Time-based vesting in 1/3 increments on August 14, 2019; August 14, 2020; and August 14, 2021.

2/13/2019

SARs: Time-based vesting in 1/3 increments on February 13, 2020; February 13, 2021; and February 13, 2022.

RSUs: Cliff vest on February 13, 2022.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2021, as discussed on page 38. The award vests in the form of a number of shares of the Company’s common stock.

3/14/2019	SARs: Time-based vesting in 1/3 increments on March 14, 2020; March 14, 2021; and March 14, 2022.

10/01/2019	RSUs: Cliff Vest on October 1, 2022.

2/13/2020

SARs: Time-based vesting in 1/3 increments on February 13, 2021; February 13, 2022; and February 13, 2023.

RSUs: Cliff vest on February 13, 2023.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2022, as discussed on page 38. The award vests in the form of a number of shares of the Company’s common stock.

6/22/2020	Under the terms of the merger agreement, the RSUs granted to Mr. Dosch on March 1, 2020 converted to phantom shares at a rate of 2.5457 when the merger occurred on June 22, 2020. Conversion rate was 2.5457. WCC stock price used was $38.47. The Average Parent Stock Price, the average of the volume weighted averages of the trading prices of WESCO common stock on the NYSE on each of the 10 consecutive trading days ending on (and including) the trading day that is 3 trading days prior to the closing date, is $38.47. Time-based vesting in 1/3 increments on March 1, 2021; March 1, 2022; and March 1, 2023.

7/02/2020	RSUs: 30% on July 2, 2021; 30% on July 2, 2022; and 40% on July 2, 2023.

Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 31, 2017, SARs and RSUs would vest upon a change in control, as defined in the Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors. Under the general terms of the Company’s Performance share awards, performance shares would vest at target upon a change in control. The Company has included these provisions in the Long-Term Incentive Plan, which was approved by stockholders in 2017, to align management’s interests with stockholders’ interest.

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Compensation Tables

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)

Engel	202,920	1,414,720	27,092	1,309,471

Schulz	—	—	7,644	369,450

Lazzaris	9,665	49,968	3,828	185,023

Squires	—	—	2,945	142,344

Dosch	—	—	—	—

(1)	Reflects expiring SARs that were exercised on June 8, 2020, November 25, 2020 and November 30, 2020.

(2)	Reflects RSUs that vested on February 16, 2020 and February 21, 2020. Also reflects exercised PSUs on February 13, 2020.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2020.

Name	Year	Executive Contribution in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)

Engel	2020	$93,823	$27,312	$543,681	—	$4,657,577

Schulz	2020	$58,104	$11,466	$42,002		$238,968

Lazzaris	2020	$17,664	$2,173	$66,383	—	$409,226

Squires	2020	—	$0	$3,745	—	$114,425

Dosch	2020	$51,000	$0	$14,806	—	$661,257

(1)

Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)

Amounts in this column are Company matching contributions to the Deferred Compensation Plan and include rollover contributions from the 401(k) plan to the Deferred Compensation Plan. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation Table on page 45.

(3)

Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company stock.

(4)	Each of the NEOs are fully vested in the aggregate balance of their respective accounts based upon their respective years of service.

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Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2020. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary and Incentive	$6,518,497	$3,782,500	$1,153,497	—
Accelerated Options & SARs(5)	$4,611,552	$4,611,552	$4,611,552	$4,611,552
Accelerated RSUs(6)	$14,705,327	$14,705,327	$14,705,327	$14,705,327
Accelerated Performance Shares(7)	$9,320,384	—	$9,320,384	$9,320,384

Benefits and Perquisites:
Medical Benefits	$17,364	$17,364	—	—
280G Tax Gross-Up	$14,946,955	—	—	—

Total:	$50,120,079	$23,116,743	$29,790,760	$28,637,263

(1)	Termination After Change in Control

Mr. Engel’s Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

•	Two times annual base salary.
•	Two times the annual target bonus opportunity.
•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•

Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreement with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.
•	An amount equal to the executive’s annual target bonus opportunity.
•	Full vesting of outstanding stock options, SARs, and RSUs.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

52 |	WESCO International, Inc. - 2021 Proxy Statement

Potential Payments Upon Termination

(3)	Death

•	Any accrued and earned but unpaid bonus.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

(5)

The closing price of WESCO common stock on December 31, 2020 was $78.50. The amount shown is the excess, if any, of the December 31, 2020 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2020 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2020 multiplied by the number of performance shares at target.

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Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. SCHULZ; MS. LAZZARIS; MR. SQUIRES; AND MR. DOSCH

Each of the following potential scenarios represents circumstances under which the NEO’s employment with the Company could potentially terminate. A description of the compensation benefits due to the NEO in each scenario is described below. In each case, the date of the termination is assumed to be December 31, 2020. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to each NEO upon separation from the Company is governed by the terms of his or her Letter Agreement, effective June 22, 2020, as described on page 42, the terms of the CIC Plan, as described on page 43, and applicable equity award agreements.

Each Letter Agreement includes a severance provision entitling the NEO to receive the following severance benefits upon the termination of the NEO’s employment by the Company without Cause or by the NEO for good reason, subject to the execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment. Under Mr. Dosch’s Letter Agreement with the Company, in the event of termination of his employment by the Company without Cause, subject to the execution and delivery of a release of claims, any unvested portion of the cash retention award described on page 42 will vest. Under each Letter Agreement, the NEO is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each of Mr. Schulz, Ms. Lazzaris, Mr. Squires and Mr. Dosch) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each of Mr. Schulz, Ms. Lazzaris, Mr. Squires and Mr. Dosch) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each of Mr. Schulz, Ms. Lazzaris, Mr. Squires and Mr. Dosch). The CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

Under the Letter Agreements, Cause means: (i) the willful and continued failure to substantially perform the NEO’s employment duties; (ii) the Company’s determination, in good faith, that the NEO has engaged in willful misconduct or gross negligence relating to the business of the Company; (iii) a plea of guilty or nolo contendere by the NEO to, or the NEO’s conviction of, a felony under federal or state law; or (iv) material breach of any written policy of the Company, including without limitation the Company’s Code of Conduct. Under the CIC Plan, Cause means: (i) the willful and continued failure to substantially perform the participant’s employment duties; or (b) the willful engaging by the participant in illegal conduct which is materially and demonstrably injurious to the Company.

Good reason means, without written consent: (i) a reduction in the NEO’s annual base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; (ii) a relocation of the NEO’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania (or with respect to Mr. Dosch, the facility in which he is based); or (iii) any material reduction in the NEO’s authority, duties or responsibilities.

Change in control means: (a) an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the outstanding shares of common stock of the Company or the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (with certain exceptions); (b) a change in the composition of the Board such that individuals who constitute the incumbent board cease to constitute at least a majority of the Board; (c) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (with certain exceptions); and (d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

54 |	WESCO International, Inc. - 2021 Proxy Statement

Potential Payments Upon Termination

Executive Benefits and Payments Upon Termination – Mr. Schulz	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination

Compensation:
Base Salary and Bonus	$3,250,000	$1,300,000
Accelerated SARs(1)	$1,381,490	—
Restricted Stock Units(2)	$6,368,862	—
Performance Shares(3)	$2,805,355	—

Benefits and Perquisites:
Healthcare Benefits	$24,552	$12,276
Outplacement	$25,000	—

Total:	$13,855,259	$1,312,276

Executive Benefits and Payments Upon Termination – Ms. Lazzaris	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination

Compensation:
Base Salary and Bonus	$2,167,500	$892,500
Accelerated SARs(1)	$620,535	—
Restricted Stock Units(2)	$3,111,426	—
Performance Shares(3)	$1,263,065	—

Benefits and Perquisites:
Healthcare Benefits	$18,280	$9,140
Outplacement	$25,000	—

Total:	$7,205,806	$901,640

Executive Benefits and Payments Upon Termination – Mr. Squires	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination

Compensation:
Base Salary and Bonus	$2,820,000	$1,140,000
Accelerated SARs(1)	$902,542	—
Restricted Stock Units(2)	$5,100,538	—
Performance Shares(3)	$1,684,610	—

Benefits and Perquisites:
Healthcare Benefits	$6,098	$3,049
Outplacement	$25,000	—

Total:	$10,538,788	$1,143,049

Executive Benefits and Payments Upon Termination – Mr. Dosch	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination

Compensation:
Base Salary and Bonus	$3,125,000	$1,250,000
Restricted Stock Units(2)	$3,415,143	—
Cash Incentive Award(4)	$2,660,000	2,660,000

Benefits and Perquisites:
Healthcare Benefits	$29,966	$14,983
Outplacement	$25,000	12,500

Total:	$9,255,109	$3,937,483

(1)

The closing price of WESCO common stock on December 31, 2020 was $78.50. The amount shown is the excess, if any, of the December 31, 2020 closing price over the exercise price multiplied by the number of SARs.

(2)	Represents the closing stock price on December 31, 2020 multiplied by the number of RSUs.

(3)	Represents the closing stock price on December 31, 2020 multiplied by the number of performance shares at target.

(4)

Represents the unvested portion of the cash incentive award which would vest in full in the event of termination of Mr. Dosch’s employment by the Company without Cause, provided he signs a release of claims.

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Pay Ratio

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by SEC rules, we are providing the following information about the ratio of annual total compensation of all of our employees, other than our CEO, to the annual total compensation of our CEO.

For 2020: (1) the annual total compensation of our median employee was $58,528; and (2) the annual total compensation of our CEO was $11,313,497. Based on this information, for 2020 the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee was approximately 193 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).

The methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows: We determined that, as of December 31, 2020, our employee population consisted of approximately 17,939 employees at our parent company and consolidated subsidiaries, of which 12,069 were U.S. employees and 5,870 were non-U.S. employees. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 17,093 individuals, of which 12,069 were U.S. employees and 5,024 were non-U.S. employees. For these purposes, we excluded approximately 846 employees from the following jurisdictions: China (71), Brazil (69), Poland (59), New Zealand (58), Belgium (56), Argentina (44), United Arab Emirates (44), Ireland (42), Panama (34), India (33), Spain (30), Costa Rica (27), Saudi Arabia (25), Germany (21), Italy (21), Jamaica (17), Ecuador (16), France (16), Netherlands (16), Hong Kong (15), Sweden (15), Turkey (11), Switzerland (10), Japan (10), Malaysia (9), Trinidad and Tobago (9), Philippines (8), Barbados (7), Russian Federation (7), Morocco (6), Portugal (6), Austria (5), Egypt (5), Czech Republic (4), Guatemala (4), Indonesia (4), Taiwan (4), Uruguay (4), Norway (4) and Denmark (1).

SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our peer group or by any other company.

With respect to identifying the “median employee,” we used a consistently applied compensation measure, which is the sum of an employee’s estimated annual salary/wages, commissions and bonus. Compensation was measured over the 12-month period beginning on January 1, 2020 and ending on December 31, 2021. For employees outside the U.S., we converted local currency amounts to U.S. dollars.

For 2020, we combined all of the elements of our median employee’s compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $58,528. The difference between such employee’s wages and the employee’s annual total compensation represents the value of the employee’s retirement benefits.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this Proxy Statement.

56 |	WESCO International, Inc. - 2021 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. The table below sets forth 2020 annual retainers our non-employee Directors, as determined based on analysis provided by the independent compensation consultant, as described below. Because of the COVID-19 pandemic, however, the Board reduced the cash retainer amounts by 25% for the period May 1 to September 30. The actual 2020 amounts, including the 25% temporary reduction, are set in the “Director Compensation for 2020” table on page 58.

Role	2020 Annual Cash Retainer

All Independent Directors	$100,000

Lead Independent Director	$30,000

Committee Chairs

Audit	$20,000

Compensation	$15,000

Nominating and Governance Committee	$15,000

Committee Members

Audit	$5,000

Independent Compensation Consultant – The Nominating and Governance Committee works with an independent compensation consultant, Meridian, to do an annual assessment of Director compensation, including providing the Nominating and Governance Committee with market research and comparison data using a peer group of companies which is the same as that used in the Compensation Committee’s evaluation of executive compensation. Our target for Director Compensation is the median of the peer group, and the benchmarking performed by the independent consultant indicated that the total compensation was consistent with the peer group median ($231,900 for WESCO compared to a peer group median of $234,500). We query our consultant on new developments, best practices and trends in Director Compensation, and Meridian serves as a resource to the Nominating and Governance Committee.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2020, non-employee Directors received equity grants in the form of RSUs in the amount of approximately $140,000, which will vest on the first anniversary of the date of the grant. If a Director’s Board service is terminated earlier than one year from the date of grant as a result of the scheduled expiration of the Director’s term then, if such date is (1) less than three calendar months from the date of grant, then 25% of the RSUs shall be deemed vested, (2) at least three but less than six calendar months from the date of grant, then 50% of the RSUs shall be deemed vested, (3) at least six but less than nine calendar months from the date of grant, then 75% of the RSUs shall be deemed vested, and (4) at least nine calendar months from the date of grant, then 100% of the RSUs shall be deemed vested. In February 2020, each non-employee Director received a grant of 2,897 RSUs. The RSUs awarded February 13, 2020 have a grant date fair value of $48.32, the closing price of our Common Stock on February 13, 2020.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with each current Director providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

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Director Compensation

Robust Stock Ownership Guidelines

Our Board has adopted robust stock ownership guidelines for Directors, which are five times their annual cash retainer. Directors are expected to hold these ownership positions during their service as Directors. All Directors have acquired or are acquiring stock in accordance with the stock ownership guidelines.

DIRECTOR COMPENSATION FOR 2020

Name	Fees Earned or Paid in Cash(1)		Stock Awards(3)(4)	Total

Espe	$89,583		$139,983	$229,566

Griffin	$103,021		$139,983	$243,004

Morgan	$103,021		$139,983	$243,004

Raymund	$107,500		$139,983	$247,483

Singleton	$166,458	(2)	$139,983	$306,441

Sundaram	$94,063		$139,983	$234,046

Thomspon	$94,063		$139,983	$234,046

Utter	$94,063		$139,983	$234,046

(1)

The amounts shown represents the cash portion of the annual retainer paid to directors. Messrs. Espe, Griffin, Singleton and Sundaram elected to defer portions of their compensation into the Company’s Deferred Compensation Plan for Non-Employee Directors.

Name	Deferred Compensation

Espe	$89,583

Griffin	$51,510

Singleton	$58,229

Sundaram	$94,063

(2)

The Board awarded Mr. Singleton $50,000 in special recognition of his contributions as Lead Director and the considerable amount of additional time and effort he devoted to Board service during the year due to the Anixter transaction. The Board made this decision without Mr. Singleton’s involvement.

(3)

Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On February 13, 2020, each Director was awarded 2,897 RSUs with a grant date fair value of $48.32 per RSU, which was the closing price of our Common Stock on February 13, 2020. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 15 to our financial statements for the year ended December 31, 2020, which is located on pages 86 to 88 of our Annual Report on Form 10-K.

(4)

All the RSU awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2020.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable(1)	Number of Shares of Stock That Have Not Vested

Espe	2,225	2,897

Griffin	8,848	2,897

Morgan	4,421	2,897

Raymund	6,099	2,897

Singleton	—	2,897

Sundaram	—	2,897

Thompson	—	2,897

Utter	6,138	2,897

(1)	The amounts for Messrs. Espe, Griffin, Morgan, Raymund and Ms. Utter include RSUs that were deferred upon vesting.

58 |	WESCO International, Inc. - 2021 Proxy Statement

Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

ITEM 3 — APPROVE THE WESCO INTERNATIONAL, INC. 2021 OMNIBUS INCENTIVE PLAN

The Board of Directors approved the WESCO International, Inc. 2021 Omnibus Incentive Plan on March 30, 2021, subject to the approval of our stockholders. The Board unanimously recommends a vote “for” approval of the WESCO International, Inc. 2021 Omnibus Incentive Plan.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE

WESCO INTERNATIONAL, INC. 2021 OMNIBUS INCENTIVE PLAN.

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Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

In March 2021, the Compensation Committee of our Board recommended, and our Board approved, the WESCO International, Inc. 2021 Omnibus Incentive Plan (the “Plan”), subject to the approval of our stockholders.

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants. We view the use of stock-based awards as an essential part of our compensation program and as an important element in achieving the program’s goals. These awards help align pay with performance and allow us to better link the financial interests of employees, non-employee directors and consultants with stockholders. We also believe that equity compensation motivates employees, non-employee directors and consultants to create stockholder value because the value they realize from equity compensation is based in large part on our Common Stock price performance.

If approved by our stockholders, the Plan will succeed the WESCO International, Inc. 1999 Long-Term Incentive Plan (as amended and restated from time to time, the “1999 Plan”) and all other prior equity compensation plans. The Company, through its Compensation Committee, believes that it has prudently managed awards under the 1999 Plan and other prior stock plans. The Company has not requested stockholder authorization for the issuance of shares pursuant to equity compensation plans since 2017. The Committee believes that adoption of the Plan is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs for the next several years, taking into account the Company’s recent merger with Anixter, as well as its future growth strategy and expansion plans. It is expected that there will not be sufficient shares of our Common Stock under the 1999 Plan to cover the annual grants to employees that are scheduled to be made beginning in the latter half of 2021.

No awards will be made under the Plan unless it is approved by our stockholders. If stockholder approval is not obtained, the Plan will have no effect. If the Plan is approved, no additional awards will be granted under the 1999 Plan or any prior equity compensation plans. Grants previously made under the 1999 Plan or any prior stock plan will remain in effect according to their respective terms.

Highlights of the Plan

The Plan includes key provisions designed to protect stockholder interests, promote effective corporate governance and reflect sound corporate governance principles including, but not limited to, the following:

FEATURE	DESCRIPTION

No Discounted Options or SARs	Stock options and stock appreciation rights (SARs) may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Repricing of Underwater Options or SARs

The terms of the Plan do not allow for the repricing of “underwater” stock options or SARs without shareholder approval, including the cancellation and reissuance of new options or SARs in exchange for stock options or SARs whose strike price is above the then-current fair value of the Common Stock.

Director Award Sub-Limits	Awards granted to non-employee Directors of the Company under the Plan are subject to separate and smaller annual award limitations.

Compensation Recoupment Policy	All awards granted under the Plan are subject to any compensation recoupment policy that may be adopted by the Company (other than following a change in control).

No Evergreen Provision	There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Plan are automatically replenished.

No Automatic Grants	The Plan does not provide for automatic grants to any participant.

Minimum Vesting	Awards are generally subject to a minimum one-year vesting period except as to 5% of the authorized shares.

No Payment of Dividends on Unvested Awards	The Plan does not allow dividends to be paid on unvested awards unless and until the awards vest.

The following is a summary of the key terms of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached as Appendix A to this proxy statement.

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Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

Plan Administration

The Plan is administered by the Compensation Committee of the Board. The Committee has full authority to select the individuals who will be eligible for and granted awards, determines the amount and type of awards, determines terms and conditions of awards, establishes rules and guidelines relating to the Plan, and takes such other action as may be necessary for the proper administration of the Plan. The Nominating and Governance Committee is responsible for assessing non-employee Director compensation and for determining equity-based awards granted to non-employee Directors.

Shares Reserved under the Plan

The maximum number of shares of our Common Stock that may be granted pursuant to awards under the Plan is 2,150,000, less any shares issued under the 1999 Plan after March 31, 2021 and until the Annual Meeting. The maximum number of shares issuable as incentive stock options is 2,150,000 shares. Shares issuable under the Plan may be authorized and unissued shares.

As of March 31, 2021, 291,355 shares of our Common Stock remained available for grant under our 1999 Plan.

On and after the effective date of the Plan, no new awards may be granted under the 1999 Plan or any other prior Company equity compensation plan. Awards outstanding under any such plans will remain in full force and effect under such plans according to their respective terms. To the extent that any such award is forfeited, terminates, expires or lapses without being exercised, or is settled for cash, the shares subject to such award not delivered as a result thereof will again be available for awards under the Plan. Dividend equivalents may continue to be issued under existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the effective date.

The grant date fair value of awards granted to a non-employee director in any calendar year, together with cash awards and other cash compensation paid to such non-employee director in such calendar year, may not exceed $600,000.

If any award granted under the Plan is forfeited, terminates, expires or lapses instead of being exercised, or any award is settled for cash, the shares subject to such award will again be available for grant under the Plan. Shares delivered by participants or withheld by the Company to pay all or a portion of the exercise price with respect to stock option or SAR awards and/or withholding taxes with respect to any stock option or SAR awards will not again be available for issuance. Shares delivered by participants or withheld by the Company to satisfy applicable tax withholding obligations with respect to a full-value award (i.e., restricted shares or restricted stock units) will again be available for grant under the Plan.

In the event of a stock dividend, stock split, reverse stock split, reorganization, recapitalization, extraordinary dividend, merger, consolidation or other similar corporate transaction, the Committee or the Board may in its discretion make such adjustments as it deems appropriate and equitable to the number of shares issuable under the Plan and the individual limits above, the number and kind of shares or other securities subject to outstanding awards, the performance goals applicable to outstanding awards, and the exercise price of outstanding awards.

Term of the Plan

The Plan was approved by the Board on March 30, 2021 subject to and contingent upon approval by our shareholders. The Plan will be effective as of the date of such approval by our shareholders and will remain effective until the tenth anniversary of the date of approval by the shareholders, unless terminated earlier by the Board.

Eligibility and Participation

Any officers, employees and consultants of the Company or its subsidiaries or affiliates may be selected by the Compensation Committee to receive an award under the Plan. Non-employee Directors are eligible for awards under the Plan, and on an annual basis, the Nominating and Governance Committee determines the amount of such awards to the Company’s non-employee Directors. As of March 31, 2021, eight non-employee directors and approximately 376 employees, including the five named executive officers, were eligible to participate in the Plan. In 2020, 190 employees, including the five named executive officers, received awards under the 1999 Plan.

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Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

Types of Awards

The Plan provides for discretionary awards of stock options, SARs, restricted stock, restricted stock units, other stock-based award and cash awards to selected employees, non-employee directors and consultants. Each award made under the Plan will be evidenced by an award agreement specifying the terms and conditions of the award as determined by the Committee.

Stock Options. The Committee may grant to a participant incentive stock options that qualify under Section 422 of the Code or options which do not qualify as incentive stock options (“non-qualified stock options”). The terms and conditions of stock option grants, including the quantity, price, vesting and exercise provisions, will be determined by the Committee in its discretion, provided that (i) the exercise price for options must be equal to or greater than the fair market value of the Common Stock on the date of grant and (ii) each option will expire not later than 10 years from the date of the grant. Dividends or dividend equivalents are not paid on stock options.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; and (ii) no incentive stock option may be granted to an employee who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, unless at the time such stock option is granted the exercise price is at least 110% of the fair market value of a share and such stock option by its terms will expire no later than five years from the date of grant.

Stock Appreciation Rights. The Committee may grant stock appreciation rights, or SARs, to any participant. A SAR entitles the participant to receive the difference between the fair market value of the Common Stock on the date of exercise of the SAR and the exercise price of the SAR, multiplied by the number of shares with respect to which the SAR is being exercised. The award agreement will specify whether such payment is to be made in cash or shares, or will reserve to the Committee or the participant the right to make that determination prior to or upon the exercise of the SAR.

The Committee has the discretion to set the terms and conditions applicable to SARs, provided that the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, and each SAR will expire not later than ten years from the date of grant. Dividends or dividend equivalents are not paid on SARs.

Restricted Shares. The Committee may award to a participant shares of Common Stock subject to specified restrictions. Restricted shares are subject to vesting or forfeiture and are not transferable until the participant meets certain conditions such as continued service over a specified forfeiture period and/or attains specified performance goals over the forfeiture period.

The Committee has the discretion to determine the number of restricted shares awarded and the restrictions, terms and conditions of the award. Subject to the restrictions, the recipient of restricted shares will be a stockholder with respect to the shares awarded and will generally have the same rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares. Dividends otherwise payable on any stock award will be held by the Company and paid only to the extent the restrictions lapse. Any such dividends attributable to the portion of a stock award for which the restrictions do not lapse will be forfeited.

Restricted Stock Units. The Committee may grant restricted stock units to any participant. Each restricted stock unit entitles the participant to receive in the future, subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance goals or other objectives during the forfeiture period, a specified number of shares or an amount of cash equal to the fair market value of a specified number of shares.

The Committee has the discretion to determine the number of restricted stock units awarded and the restrictions, terms and conditions of the award. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of Common Stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents will be held by the Company and paid only to the extent the restrictions lapse.

Other Stock-Based Awards. The Committee may make other awards of shares of Common Stock or other types of awards related to shares in such amounts and subject to such terms and conditions as the Committee may determine.

Cash Awards. The Committee may grant awards to eligible individuals that are payable in cash in such amounts and subject to such terms and conditions determined by the Committee. With respect to a cash award subject to performance goals, the performance goals to be achieved during any performance period and the length of the performance period will be determined by the Committee.

62 |	WESCO International, Inc. - 2021 Proxy Statement

Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

Performance Goals

The Committee may, in its discretion, provide that any award granted under the Plan be subject to the attainment of performance goals established by the Committee. Performance goals under the Plan may be based on the attainment of specified levels of one or more of the following measures: stock price, total stockholder return, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets, operating assets, or net operating assets, asset quality, efficiency ratio, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), free cash flow, gross margin, billing margin, pre- or after-tax profit margins, margin improvement, risk-based capital, revenues, revenue growth, sales, sales growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, asset quality, cost saving levels, synergies, productivity targets or ratios, milestones in connection with strategic or operating initiatives, market-spending efficiency, or change in working capital, in each case with respect to the Company or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

Change in Control

Unless otherwise provided in the applicable award agreement, in the event of a change in control of the Company (as defined in the Plan), (i) all outstanding stock options and SARs become fully vested and exercisable, and all restricted stock, restricted stock units and other stock-based awards (other than those that are performance-based) and all cash awards (other than performance-based cash awards) become fully vested, free of restrictions, and deemed to be earned at the full value of such award, unless a substantially equivalent replacement award (as defined in the Plan) is provided to the participant, and (ii) any performance-based restricted stock, restricted stock units and other stock-based awards or cash awards that are not replaced by a replacement award will be deemed to be earned and payable in an amount equal to the full value of such performance-based award.

Amendment and Termination of the Plan or Award

The Committee may amend or terminate the Plan or an award at any time; provided that no amendment or termination of the Plan may materially impair the right of a participant under an award without the consent of the participant, unless necessary to comply with applicable law, exchange listing standards or accounting rules. The Board may not, without approval by the stockholders, make any amendment which requires stockholder approval under the applicable law or listing standards of the stock exchange on which the Common Stock is listed.

Except in connection with adjustments to reflect changes in capitalization, the terms of outstanding options and stock appreciation rights may not be amended or modified, without stockholder approval, to reduce the exercise price, to cancel the option or stock appreciation rights when the exercise price exceeds the fair market value of the underlying Common Stock in exchange for another award, or in any other circumstance meeting the definition of a “repricing” under the rules of the New York Stock Exchange.

No awards will be granted under the Plan after the termination of the Plan. However, any award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such award to the same extent such award would have been exercisable had the Plan not been terminated.

No amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders. Repricing is broadly defined to include reducing the exercise price of a stock option or SAR or cancelling a stock option or SAR in exchange for cash or other awards or in conjunction with the grant of any new stock option or SAR with a lower exercise price.

Recoupment

Awards granted under this Plan will be subject to any compensation recoupment policy adopted by the Board to comply with applicable law or to comport with good corporate governance practices, except following a change in control.

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Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

Certain Federal Income Tax Considerations

The following is a general description of the United States federal income tax consequences to participants and the Company relating to incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards, other stock-based awards and short-term cash incentive awards that may be granted under the Plan. The Plan is not qualified under Section 401(a) of the Code. This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to awards granted under the Plan. This description is intended for use by our stockholders in determining how to vote at our Annual Meeting and not as tax advice to persons who receive awards under the Plan. Participants in the Plan should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan.

Incentive Stock Options. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an incentive stock option. If the option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant generally will not recognize any income and the Company will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the exercise price generally is included in computing the participant’s alternative minimum taxable income.

Generally, if the participant disposes of shares acquired by exercise of an incentive stock option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If shares are disposed of after the two year and one year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.

Non-Qualified Stock Options. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise prices paid and the fair market value, as of the date the option is exercised, of the shares received. The participant’s tax basis in shares acquired upon exercise will equal the exercise price paid plus the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the tax year in which the option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a non-qualified stock option for more than one year after the exercise of the option, the gain or loss realized upon the sale of those shares generally will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of an option will begin on the date of exercise.

Stock Appreciation Rights. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the fair market value, as of the date the stock appreciation right is exercised, of the Company’s Common Stock. The participant’s tax basis in shares acquired upon exercise of a stock-settled stock appreciation right will equal the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the year in which the stock appreciation right is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled stock appreciation right for more than one year after the exercise of the stock appreciation right, the gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled stock appreciation right will begin on the date of exercise.

Restricted Shares. Restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of shares over the purchase price (if any) only at the time the restrictions lapse (unless the participant elects to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code). The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Restricted Stock Units. Restricted stock units and dividend equivalents generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.

Other Stock-Based Awards. Other stock-based awards generally are subject to tax at the time of payment. The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Short-Term Cash Incentive Awards. Short-term cash incentive awards generally are subject to tax at the time of payment. The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Compliance with Section 409A of the Code. The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Plan. To the extent applicable, it is intended that the Plan and any grants made under the Plan either be exempt from, or, in the alternative, comply with the provisions of Section 409A of the Code, including the exceptions for stock rights and short-term deferrals. The Company intends to administer the Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A of the Code.

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Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

Awards Granted Under the Plan

No awards will be made under the Plan unless it is approved by our stockholders. If stockholder approval is not obtained, the Plan will have no effect.

It is not possible at this time to determine the specific awards that will be made in 2021 and future years under the Plan, if approved. If the Plan is approved, no additional awards will be granted under the 1999 Plan or any prior equity compensation plans. Grants previously made under the 1999 Plan or any prior stock plan will remain in effect according to their respective terms.

As of March 31, 2021, 291,355 shares remained available for future grant under the 1999 Plan and 50,180,006 shares of Common Stock of the Company were outstanding. In calculating the shares available and unvested performance-based awards, WESCO counts performance-based awards at target performance level achievement. As of March 31, 2021, the number of shares to be issued upon vesting, exercise or settlement of outstanding awards under all of our equity-based plans was as follows. The following table sets forth a summary of stock-settled stock appreciation rights and related information for the three months ended.

	Awards	Weighted average exercise price	Weighted Average Remaining Contractual Terms (In years)
Outstanding at December 31, 2020	2,161,556	$60.48
Granted	136,194	76.80
Exercised	(186,055)	60.92
Forfeited	(12,719)	52.57
Outstanding at March 31, 2021	2,098,976	$61.55	5.9

The following table sets forth a summary of time-based restricted stock units and related information for the three months ended March 31, 2021:

	Awards	Weighted average fair value
Unvested at December 31, 2020	921,495	$43.15
Granted	300,722	76.89
Vested	(90,178)	60.66
Forfeited	(16,129)	54.57
Unvested at March 31, 2021	1,115,910	$50.66

Performance shares are awards for which the vesting will occur based on market or performance conditions. The following table sets forth a summary of performance-based awards for the three months ended March 31, 2021:

	Awards	Weighted average fair value
Unvested at December 31, 2020	305,269	$52.61
Granted	119,792	76.50
Vested	(22,371)	62.80
Forfeited	(27,802)	59.87
Unvested at March 31, 2021	374,888	$59.13

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Item 3 – Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan

Additional historical information regarding performance shares is shown below:

Performance-Based Awards (Shares/Units)	# of Shares/Units
Unvested at December 31, 2017	148,508
Granted	44,144
Vested	—
Forfeited	(53,756)
Unvested at December 31, 2018	138,896
Granted	126,874
Vested	(25,696)
Forfeited	(44,769)
Unvested at December 31, 2019	195,305
Granted	158,756
Vested	(25,909)
Forfeited	(22,883)
Unvested at December 31, 2020	305,269

66 |	WESCO International, Inc. - 2021 Proxy Statement

Item 4 – Ratify the Appointment of Independent Registered Public Accounting Firm

ITEM 4 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

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Item 4 – Ratify the Appointment of Independent Registered Public Accounting Firm

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2021 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. In addition to performing the audit, Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019 were as follows:

(In millions)	2020	2019
Audit fees	$5.2	$2.1
Audit-related fees	—	—
Tax fees
Compliance	$0.6	$0.1
Planning and consulting	$0.1	—
Other fees	—	—
	$5.9	$2.2

The audit fees for the years ended December 31, 2020 and 2019 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Tax compliance fees for the years ended December 31, 2020 and 2019 were for services related to the preparation and review of tax returns.

The increase in audit fees in 2020 is due to the increased audit scope caused by the Company’s acquisition of Anixter International Inc.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2020 and 2019, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

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Item 4 – Ratify The Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2020 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

Respectfully Submitted:

THE AUDIT COMMITTEE

Steven A. Raymund, Chairman

Easwaran Sundaram

Laura K. Thompson

Lynn M. Utter

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Appendix A – WESCO INTERNATIONAL, INC. 2021 Omnibus Incentive Plan

WESCO INTERNATIONAL, INC. 2021 OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose; Definitions

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.

For purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a company or other entity controlled by, controlling or under common control with the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Cash Award granted pursuant to the terms of this Plan.

(d) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the board of directors of the Company.

(f) “Business Combination” has the meaning set forth in Section 10(e)(iii).

(g) “Cash Award” means a cash-settled Award granted pursuant to Section 9.

(h) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party as of the Grant Date, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect, (C) dishonesty in the course of fulfilling the Participant’s employment duties, (D) a material violation of the Company’s ethics and compliance program, code of conduct or other material policy of the Company or (E) prior to a Change in Control, such other events as shall be determined by the Committee. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review. “Change in Control” has the meaning set forth in Section 10(e).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j) “Committee” means the Committee referred to in Section 2.

(k) “Common Stock” means common stock, $.01 par value per share, of the Company.

(l) “Company” means WESCO International, Inc., a Delaware corporation, or its successor.

(m) “Corporate Transaction” has the meaning set forth in Section 3(d).

(n) “Disability” means, unless otherwise provided in an Award Agreement, (i) ”Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the Participant; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability means “disability” as defined in Section 409(a)(2)(C) of the Code.

(o) “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(p) “Effective Date” has the meaning set forth in Section 11(a).

(q) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

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Appendix A – WESCO INTERNATIONAL, INC. 2021 Omnibus Incentive Plan

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s) “Fair Market Value” means, except as otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the immediately preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for Shares, the Fair Market Value of a Share shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and 422(c)(1) of the Code.

(t) “Full-Value Award” means any Award other than a Stock Option, Stock Appreciation Right or Cash Award.

(u) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(v) “Incentive Stock Option” means any Stock Option designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(w) “Incumbent Board” has the meaning set forth in Section 10(e)(ii).

(x) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates. If a Participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change in Control.

(y) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(z) “Other Stock-Based Award” means an Award granted pursuant to Section 8.

(aa) “Outstanding Company Common Stock” has the meaning set forth in Section 10(e)(i).

(bb) “Outstanding Company Voting Securities” has the meaning set forth in Section 10(e)(i).

(cc) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(dd) “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Such goals shall be based on the attainment of specified levels of one or more of the following measures: stock price, total stockholder return, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets, operating assets, or net operating assets, asset quality, efficiency ratio, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), free cash flow, gross margin, billing margin, pre- or after-tax profit margins, margin improvement, risk-based capital, revenues, revenue growth, sales, sales growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, asset quality, cost saving levels, synergies, productivity targets or ratios, milestones in connection with strategic or operating initiatives, market-spending efficiency, or change in working capital, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

(ee) “Person” has the meaning set forth in Section 10(e)(i).

(ff) “Plan” means the WESCO International, Inc. 2021 Omnibus Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(gg) “Prior Plan” means the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017.

(hh) “Replaced Award” has the meaning set forth in Section 10(b).

(ii) “Replacement Award” has the meaning set forth in Section 10(b).

(jj) “Restricted Stock” means an Award granted under Section 6.

(kk) “Restricted Stock Unit” has the meaning set forth in Section 7(a).

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Appendix A – WESCO INTERNATIONAL, INC. 2021 Omnibus Incentive Plan

(ll) “Retirement” means, except as otherwise provided by the Committee, (i) retirement from active employment with the Company or any Affiliate pursuant to the early or normal retirement provisions of the applicable retirement plan of such employer or (ii) pursuant to the retirement scheme applicable under local law or the local policies and procedures of the Company or any Affiliate.

(mm) “Section 16(b)” has the meaning set forth in Section 2(g).

(nn) “Share” means a share of Common Stock.

(oo) “Stock Appreciation Right” means an Award granted under Section 5(b).

(pp) “Stock Option” means an Award granted under Section 5(a).

(qq) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(rr) “Term” means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Award Agreement.

(ss) “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall also be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Service. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).

SECTION 2. Administration

(a) Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Compensation Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not fewer than two directors and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

(i) To select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Cash Awards or any combination thereof are to be granted hereunder;

(iii) To determine the number of Shares to be covered by an Award or the amount of any Cash Award;

(iv) To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including the exercise price and any vesting condition, restriction or limitation;

(v) To modify, amend, waive or adjust the terms and conditions (including any Performance Goals) of any Award;

(vi) To determine to what extent and under what circumstances Shares or cash payable with respect to an Award shall be deferred;

(vii) To determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

(viii) To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;

(ix) To establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x) To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);

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(xi) To decide all other matters that must be determined in connection with an Award; and

(xii) To otherwise administer this Plan.

(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(ii) Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company, Participants and Eligible Individuals. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan, including conditions for grant or vesting and the adjustment of Awards pursuant to Section 3(d) need not be the same for each Participant.

(d) Cancellation or Suspension. Subject to Section 5(c), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

(e) Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Participant’s acceptance of the applicable Award Agreement within the time period specified therein (if any).

(f) Minimum Vesting Period. Except for Awards granted with respect to a maximum of five percent (5%) of the Shares authorized in the first sentence of Section 3(a), Award Agreements shall not designate a vesting period of less than one year.

(g) Section 16(b). The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 3. Common Stock Subject to Plan; Other Limits

(a) Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 2,150,000, less any shares issued under the Prior Plan after March 31, 2021 until the Effective Date. The maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 2,150,000 Shares. Shares subject to an Award under this Plan may be authorized and unissued Shares. On and after the Effective Date, no new awards may be granted under the Company’s prior equity compensation plans, it being understood that (i) awards outstanding under any such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall again be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under the Company’s existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

(b) Non-Employee Director Limits. No Participant who is a non-employee director of the Company may be granted during any calendar year Awards covering Shares with a grant date fair value that are, when aggregated with Cash Awards and other cash compensation for service as a non-employee director during such period, in excess of $600,000.

(c) Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Award that are not delivered as a result thereof shall again be available for Awards under this Plan. If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Stock Option or Stock Appreciation Right are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of Section 3(a). For the avoidance of doubt, Shares of Common Stock withheld by the Company or delivered (either by

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actual delivery or attestation) to the Company by a Participant to satisfy any applicable tax withholding obligation with respect to a Full-Value Award will in each case again be available for issuance under the Plan in an amount equal to the corresponding reduction in the maximum Share limit previously made in accordance with the rules described above in Section 3(a).

(d) Adjustment Provisions.

(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the limits set forth in Sections 3(a) and 3(b); (B) the number and kind of Shares or other securities subject to outstanding Awards; (C) the Performance Goals applicable to outstanding Awards; (D) the number of Shares considered delivered based on the type of Award granted as set forth in Section 3(c); and (E) the exercise price of outstanding Awards. In the event of a Corporate Transaction, such adjustments may include (I) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that in the event of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall be deemed conclusively valid); (II) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (III) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the limits set forth in Sections 3(a) and 3(b); (B) the number and kind of Shares or other securities subject to outstanding Awards; (C) the Performance Goals applicable to outstanding Awards; (D) the number of Shares considered delivered based on the type of Award granted as set forth in Section 3(c); and (E) the exercise price of outstanding Awards.

SECTION 4. Eligibility

Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Stock Options and Stock Appreciation Rights

(a) Stock Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b) Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash or Shares in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Exercise Price; Prohibition on Repricing. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s shareholders.

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(d) Term. The Term of each Stock Option and each Stock Appreciation Right shall be fixed by the Committee, but no Stock Option or Stock Appreciation Right shall be exercisable more than 10 years after its Grant Date.

(e) Exercisability. Except as otherwise provided herein, Stock Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(f) Method of Exercise. Subject to the provisions of this Section 5, Stock Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the Term thereof in accordance with the methods and procedures established by the Committee in the Award Agreement or otherwise.

(g) Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(k), a Participant shall have all of the rights of a shareholder of the Company holding the number of Shares deliverable pursuant to such Stock Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 12(a) and (iii) in the case of a Stock Option, has paid in full for such Shares.

(h) Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, by will or by the laws of descent and distribution or as otherwise expressly permitted by the Committee. Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such stock option is transferred pursuant to this Section 5(h), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.

(i) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Stock Options or Stock Appreciation Rights then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

(j) Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.

(k) Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights; provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6. Restricted Stock

(a) Nature of Awards. Shares of Restricted Stock are actual Shares issued to a Participant that are subject to vesting or forfeiture provisions and may be awarded either alone or in addition to other Awards granted under this Plan.

(b) Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. If any certificate is issued in respect of Shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the WESCO International, Inc. 2021 Omnibus Incentive Plan and an award agreement. Copies of such plan and award agreement are on file at the offices of WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, PA 15219.

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The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant.

(ii) Subject to the provisions of this Plan and the applicable Award Agreement, a Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber an Award of Restricted Stock prior to such time as all applicable vesting conditions are satisfied.

(d) Rights of a Shareholder. Except as provided in this Section 6 and the applicable Award Agreement, a Participant shall have the same rights as any other holder of Shares with respect to Shares of Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends; provided, however, that, unless otherwise determined by the Committee and subject to Section 12(e), (i) cash dividends on Shares shall be payable in cash and shall be held subject to the vesting of the underlying Restricted Stock and (ii) dividends payable in Shares shall be paid in the form of Restricted Stock, and shall be held subject to the vesting of the underlying Restricted Stock.

(e) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Restricted Stock then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

SECTION 7. Restricted Stock Units

(a) Nature of Awards. Restricted stock units (“Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the applicable Award Agreement, in a specified number of Shares or an amount of cash equal to the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(ii) Subject to the provisions of this Plan and the applicable Award Agreement, a Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(c) Rights of a Shareholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Unless otherwise determined by the Committee and subject to Section 12(e), an Award of Restricted Stock Units shall be adjusted to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares.

(d) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Restricted Stock Units then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

SECTION 8. Other Stock-Based Awards

The Committee may grant Awards of Shares or related to Shares not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (a) involve the transfer of actual Shares to Participants, either at the

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time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or other Awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such Award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States.

SECTION 9. Cash Awards

The Committee may grant Awards to Eligible Individuals that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. With respect to a Cash Award subject to Performance Goals, the Performance Goals to be achieved during any performance period and the length of the performance period shall be determined by the Committee upon the grant of such Cash Award.

SECTION 10. Change-in-Control Provisions

(a) General. The provisions of this Section 10 shall, subject to Section 3(d), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b) Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Full-Value Awards) and all Cash Awards (other than performance-based Cash Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Full-Value Award or Cash Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)).

(c) Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d) Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Company other than for Cause within 24 months following a Change in Control, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Service as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)), and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Stock Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Nonqualified Stock Option or Stock Appreciation Right.

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(e) Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(e); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any other provision of this Plan, any Award Agreement or any Individual Agreement, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this paragraph shall have no bearing on whether an Award vests pursuant to the terms of this Plan or the applicable Award Agreement or Individual Agreement.

SECTION 11. Term, Termination and Amendment

(a) Effectiveness. This Plan was approved by the Board on March 30, 2021 subject to and contingent upon approval by the Company’s shareholders. This Plan will be effective as of the date of such approval by the Company’s shareholders (the “Effective Date”).

(b) Termination. This Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

WESCO International, Inc. - 2021 Proxy Statement	| A-9

Appendix A – WESCO INTERNATIONAL, INC. 2021 Omnibus Incentive Plan

(c) Amendments. The Committee may amend, alter, or discontinue this Plan or an Award, provided that no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange or as contemplated by Section 5(c).

SECTION 12. Miscellaneous Provisions

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any Shares (whether in certificated or book entry form) under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable.

(b) Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) Taxes.

(i) Withholding. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock; provided, however, unless otherwise determined by the Committee, with respect to a Participant subject to Section 16 of the Exchange Act, the withholding of Shares by the Company or any of its Affiliates to satisfy tax, exercise price or other withholding obligations in respect of an Award shall be mandatory.

(ii) Section 409A. This Plan and the Awards hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code; provided, however, that the Board, Committee and the Company shall have no liability to any Participant or otherwise in the event that any adjustment is not compliant with, or does not maintain an exemption from, the requirements of Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that otherwise would be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service or any earlier date permitted by Section 409A of the Code. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.

A-10 |	WESCO International, Inc. - 2021 Proxy Statement

Appendix A – WESCO INTERNATIONAL, INC. 2021 Omnibus Incentive Plan

(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 12(e). Any dividends or dividend equivalents credited with respect to any Award shall be subject to the same time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be delivered or paid at the same time as such Award.

(f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or canceled revert to the Company.

(h) Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or.”

(i) Non-Transferability. Except as otherwise provided in Sections 5(h) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

(j) Unfunded Status of the Plan. It is intended that this Plan constitute an “unfunded” plan. Neither the Company nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under this Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligation created by this Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company.

(k) Clawback Policy. Awards granted under this Plan shall be subject to any compensation recovery policy adopted by the Board to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policy may be in effect from time to time; provided, however, that this that this Section 12(k) shall not apply on or following a Change in Control.

WESCO International, Inc. - 2021 Proxy Statement	| A-11

WESCO INTERNATIONAL

WESCO INTERNATIONAL, INC.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219-1122
Phone: 412-454-2200

www.wesco.com

WESCO INTERNATIONAL, INC. 225 WEST STATION SQ. DR. SUITE 700 PITTSBURGH, PA 15219 ATTN: DIANE E. LAZZARIS
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 26, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/WCC2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 26, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D46242-P50454 KEEP THIS PORTION FOR YOUR
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION
WESCO INTERNATIONAL, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following:
1. Elect nine Directors for a one-year term expiring in 2022. ! ! !
Nominees:
01) John J. Engel 06) James L. Singleton 02) Matthew J. Espe 07) Easwaran Sundaram 03) Bobby J. Griffin 08) Laura K. Thompson 04) John K. Morgan 09) Lynn M. Utter 05) Steven A. Raymund
The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain
2. Approve, on an advisory basis, the compensation of the Company’s named executive officers. ! ! !
3. Approve the WESCO International, Inc. 2021 Omnibus Incentive Plan. ! ! !
4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. ! ! !
NOTE: Transact any other business properly brought before the Annual Meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D46243-P50454
WESCO INTERNATIONAL, INC.
This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 27, 2021 at 2:00 P.M., E.D.T.
The undersigned hereby appoints David S. Schulz and Diane E. Lazzaris, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held via live audio webcast at www.virtualshareholdermeeting.com/WCC2021 on May 27, 2021, at 2:00 p.m., E.D.T., or any adjournment or postponement thereof, upon all matters properly coming before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter.
Continued and to be signed on reverse side